UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A
(Rule 14a-101)
_____________________________
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
_____________________________

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

_____________________________
HEALTHCARE REALTY TRUST INCORPORATED
(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
P 615.269.8175
www.healthcarerealty.com

April 8, 2025

Annual Meeting
of Stockholders

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2025 annual meeting of stockholders of Healthcare Realty Trust Incorporated (the "Company"), to be held on May 20, 2025, at 10:00 a.m. (local time) at the Company's corporate offices, located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
The following pages contain the formal notice of the annual meeting and our proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, we would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in our proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,
Thomas N. Bohjalian
Chair of the Board of Directors

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
P 615.269.8175
www.healthcarerealty.com
April 8, 2025

Notice of Annual Meeting
of Stockholders
TO OUR STOCKHOLDERS:
The annual meeting of stockholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 20, 2025, at 10:00 a.m. (local time) at the Company's corporate offices, located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, for the following purposes:
(1)To elect 11 nominees as directors to serve one-year terms expiring at the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;
(2)To ratify the appointment of BDO USA, P.C. as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2025 fiscal year;
(3)To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K; and
(4)To transact any other business that properly comes before the meeting or any post-ponement or adjournment thereof.
The Board recommends that the stockholders vote FOR the election of the nominees to the Board of Directors and FOR each of proposals 2 and 3 listed above. Holders of record of the Company’s common stock at the close of business on March 27, 2025 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.
By order of the Board of Directors,
Andrew E. Loope
Executive Vice President, General Counsel, and Secretary

Table of Contents

PROPOSAL 1 Election of Directors	3
Director Nominees	5
Corporate Governance	11
Leadership Structure	11
Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board	11
Stockholder Engagement	11
Committee Membership	11
Committee Duties	12
Management Succession Planning	13
Code of Ethics	13
Majority Vote Standard	14
Meeting Attendance	14
Director Education	14
Risk Oversight	14
MUTA Opt Out	15
Proxy Access	15
Insider Trading Policy	15
Independence of Directors	15
Director Nominee Evaluation Process	17
Stockholder Recommendation or Nomination of Director Candidates	18
Environmental, Social, and Governance Oversight and Practices	18
Director Compensation	19
Stock Awards	19
Director Compensation Table	20
Security Ownership of Certain Beneficial Owners and Management	21
Delinquent Section 16(a) Reports	22

PROPOSAL 2 Ratification of Auditors	23
Audit Committee Report	24
Compensation Discussion and Analysis	26
2024 Compensation Highlights	26
Comprehensive Compensation Policy	28
Compensation Methodology	31
Components of Compensation	33
2025 Incentive Structure	39
Internal Revenue Code Section 162(m)	40
Retirement Benefits	41
Compensation Committee Report	42
Executive Compensation	43
Summary Compensation Table	43
Grants of Plan-Based Awards	45
Outstanding Equity Awards at Fiscal Year-End	46
Stock Vested in 2024	47
CEO Pay Ratio	47
Pay Versus Performance	48
Post-Employment Compensation	54

PROPOSAL 3 Non-Binding Advisory Vote on Executive Compensation	57
Certain Relationships and Related Party Transactions	58
Compensation Committee Interlocks	59
Use of Non-GAAP Financial Measures	59
Reconciliations	61
General Information	63
Electronic Access to Proxy Statement and Annual Report	63
Proposals for 2026 Annual Meeting of Stockholders	63
Counting of Votes	64
Miscellaneous	64

Proxy Statement

PROPOSALS		RECOMMENDATION

01	Election of Directors	FOR Each Nominee See pages 5-10

02	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR See pages 23-25

03	Non-Binding Advisory Vote on Executive Compensation	FOR See pages 26-57

ANNUAL MEETING

OTHER IMPORTANT DATES

RECORD
Thursday, March 27, 2025

DISTRIBUTION
Tuesday, April 8, 2025

This Proxy Statement contains information related to the annual meeting of stockholders of Healthcare Realty Trust Incorporated (the "Company") to be held at the Company's corporate offices, located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, on Tuesday, May 20, 2025, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and the Annual Report to Stockholders for the Year Ended December 31, 2024 (the "Annual Report to Stockholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about April 8, 2025.
Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is making this Proxy Statement and the Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who receive the Notice of Internet Availability by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice of Internet Availability contains instructions as to how stockholders may access and review the materials on the Internet, including information about how stockholders may submit proxies by telephone or over the Internet.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or, if you requested a printed copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our stockholders to submit proxies in advance of the Annual Meeting. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.
The close of business on March 27, 2025 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company's Class A common stock, $0.01 par value per share (the "Common Stock"), outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 2), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1 and 3). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee because you did not execute or return the proxy with instructions are called "broker non-votes." These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum. Additionally, the inspectors of election for the Annual Meeting will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
As of the close of business on the record date, the Company had 1,000,000,000 authorized shares of Common Stock, of which 350,996,169 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

Proposal 1
Election of Directors

The Board of Directors is organized in a single class, and the stockholders vote on the entire Board of Directors each year. There are currently 11 members of the Board of Directors, and all current directors have been nominated for election at the Annual Meeting.
The Company's Fifth Articles of Amendment and Restatement, as amended and supplemented, do not provide for cumulative voting and, accordingly, each stockholder may cast one vote per share of Common Stock for each nominee. Pursuant to the Company's Fourth Amended and Restated Bylaws ("bylaws"), to elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.
Unless a proxy specifies otherwise or results in a broker non-vote, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. For more detail about this process, see page 17.
Qualifications of Nominees to be Directors
As described in the table below, the 11 nominees to serve on the Board of Directors are individuals from diverse backgrounds and experiences. The Board believes that each nominee possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Board believes that the nominees set forth below work together well and contribute individual strengths and skills to effectively carry out the Board’s duties. Three director nominees are female (Ms. Agee, Ms. Moore, and Ms. Vasquez) and two director nominees represent racial/ethnic minority groups (Mr. Gupta and Ms. Vasquez).

Core Skills of Directors

	Bohjalian	Moore	Agee	Gupta	Henry	Kilroy	Leupp	Lyle	Rufrano	Vasquez	Wood
Real Estate	X	X			X		X		X		X
Finance and Accounting	X	X	X	X	X	X	X	X	X	X	X
Healthcare			X	X				X		X
Corporate Finance	X	X	X	X	X	X	X	X	X	X	X
Risk Management	X	X	X	X	X	X	X	X	X	X	X
Executive Leadership	X	X	X	X	X	X	X	X	X	X	X
Capital Markets	X	X			X	X			X		X
Corporate Governance		X	X	X	X			X	X	X	X
Compensation		X	X	X	X			X	X	X	X
Investment Management	X					X	X

Agreement with Starboard Value, LP
Pursuant to a cooperation agreement (the "Cooperation Agreement") between the Company and Starboard Value LP and certain of its affiliates (collectively "Starboard"), the Board of Directors appointed David B. Henry, Glenn J. Rufrano, and Donald C. Wood (the "New Directors") to the Board of Directors on December 8, 2024, and agreed to nominate each of the New Directors for re-election at the Annual Meeting. Starboard has agreed to abide by certain voting and standstill restrictions, including an agreement to vote in favor of the Company's director nominees. The Cooperation Agreement will remain effective until the earlier of (i) the date that is 15 business days prior to the notice deadline for stockholder nominations of director candidates for election to the Board of Directors at the Company's 2026 annual meeting of stockholders and (ii) the date that is 100 days prior to the first anniversary of the Annual Meeting. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which was filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company on December 9, 2024.

Director Nominees

Nancy H. Agee	Age: 72	Director since 2016
Chief Executive Officer Emeritus, Carilion Clinic
Ms. Agee served as the Chief Executive Officer of Carilion Clinic, a not-for-profit healthcare organization based in Roanoke, Virginia, from 2011 until her retirement in 2024. Ms. Agee also serves as a director of RGC Resources, Inc., an energy company located in Roanoke, Virginia. In 2018, Ms. Agee served as the chair of the Board of Trustees of the American Hospital Association. Ms. Agee provides the Board with valuable insight regarding the real estate needs and concerns of major health systems. Ms. Agee also has the requisite financial background and experience to be an audit committee financial expert.
Committee Roles: Audit; Nominating and Corporate Governance Highlighted Skills: Executive Leadership; Healthcare; Financial Expert

Thomas N. Bohjalian	Age: 59	Director since 2024
Chair of the Board Retired Head of U.S. Real Estate, Cohen & Steers
From May 2002 to June 2021, Mr. Bohjalian served as Executive Vice President, Senior Portfolio Manager for Cohen & Steers where he was the Senior PM and Head of U.S. Real Estate and Trading Departments with responsibility over $40 billion of the firm's $90 billion in assets. From December 2021 to June 2024, Mr. Bohjalian served on the Board of Directors of Apartment Income REIT. Mr. Bohjalian has served as Senior Real Estate Advisor to BeyondView since 2022, a PropTech start-up that creates digital twins of commercial real estate.
Mr. Bohjalian's experience with Cohen & Steers, one of the largest
REIT investors in the United States, provides the Board with valuable insight into capital markets and investment strategies with respect to the Company.
Committee Roles: Capital Allocation; Compensation and Human Capital Highlighted Skills: Executive Leadership, Investment Management; Corporate Finance

Ajay Gupta	Age: 47	Director since 2021
CEO, Physical Rehabilitation Network
Mr. Gupta has served as the Chief Executive Officer of Physical Reha-bilitation Network since 2019 and as Chief Executive Officer of Gupta Capital Partners since 2017. He previously served as the Chief Operating Officer and Chief Financial Officer of Envision Healthcare
in the Evolution Health Division. From 2013 to 2015, Mr. Gupta was Chief Operating Officer and Chief Financial Officer of Integrated Oncology Network, LLC. In 2012, Mr. Gupta was a senior advisor at the Center for Medicare and Medicaid Services. Mr. Gupta was also a division Chief Financial Officer for HCA Healthcare. Mr. Gupta's financial background, understanding of healthcare regulation and reimbursement, and expertise in the delivery of healthcare services provides valuable insight in the business of the Company's tenants and health system partners. Mr. Gupta has the requisite financial background and experience to be an audit committee financial expert.
Committee Role: Chair of Audit Highlighted Skills: Executive Leadership; Healthcare; Financial Expert

David Henry	Age: 76	Director since 2024
Retired Chief Executive Officer, Kimco Realty
Mr. Henry served as Chief Executive Officer of Kimco Realty Cor-poration from November 2009 and Vice Chairman from May 2001, until his retirement from both positions in January 2016. Prior to that, Mr. Henry was President of Kimco from November 2008 to August 2014. Mr. Henry has served on the board of Tanger Inc. since 2016.
Mr. Henry is a co-founder and director of Peaceable Street Capital, a private specialty finance company. He has served in many other capacities in the real estate industry, including as Senior Vice Pres-ident and Chief Investment Officer of GE Capital Real Estate and Chairman of GE Capital Investment Advisors from 1978 to 2001 and has served on the boards of Healthpeak Properties, Inc., VEREIT, Inc., and Columbia Property Trust, Inc. Mr. Henry's extensive experience in the REIT industry provides the Board of Directors with valuable insight into real estate and capital markets matters.
Committee Role: Compensation and Human Capital Highlighted Skills: Real Estate; Executive Leadership; Corporate Governance

James J. Kilroy	Age: 52	Director since 2020
President and Portfolio Manager, Willis Investment Counsel
Mr. Kilroy serves as President and Portfolio Manager at Willis Invest-ment Counsel, an investment firm located in Gainesville, Georgia. Prior to joining Willis Investment Counsel in 2009, Mr. Kilroy was an analyst with a long/short hedge fund, a sell-side equity research analyst on Wall Street, and an investment banker specializing in real estate cor-porate finance. Mr. Kilroy’s diverse background of portfolio manage-ment, equity research and capital markets experience provide the Board with particular insight into capital allocation decisions and investment community perspectives.
Committee Roles: Chair of Capital Allocation; Nominating and Corporate Governance Highlighted Skills: Capital Markets; Corporate Finance; Real Estate

Jay P. Leupp	Age: 60	Director since 2020
Managing Partner and Senior Portfolio Manager, Terra Firma Asset Management
Mr. Leupp is the Managing Partner and Senior Portfolio Manager
for Terra Firma Asset Management, LLC ("TFAM"). Prior to TFAM,
Mr. Leupp was Managing Director, Senior Portfolio Manager for Lazard Asset Management LLC in San Francisco, where he worked from 2011 to June 2020. He currently serves on the Boards of Directors of G.W. Williams Company, Apartment Investment and Management Company, and Marathon Digital Holdings. Mr. Leupp brings to the Board exten-sive real estate, financial, and capital markets expertise and has held several board of director and leadership positions. Mr. Leupp has the requisite financial background and experience to be an audit commit-tee financial expert.
Committee Role: Audit; Capital Allocation Highlighted Skills: Real Estate; Corporate Finance; Financial Expert

Peter F. Lyle Sr.	Age: 60	Director since 2016
Executive Vice President, Medical Management Associates
Mr. Lyle has served as Executive Vice President and Principal at Medical Management Associates, Inc. ("MMA"), a healthcare consulting firm based in Atlanta, Georgia since 2019. Mr. Lyle's leadership at MMA and his experience in advising health systems and physician practices on key aspects of practice management, mergers and acquisitions, valuations, and compensation adds to the Board's understanding of the business and delivery of healthcare services.
Committee Role: Chair of Compensation and Human Capital Highlighted Skills: Healthcare; Human Capital; Corporate Finance

Constance B. Moore	Age: 69	Director since 2022
Interim President and Chief Executive Officer, Healthcare Realty Trust Incorporated
Ms. Moore was appointed as Interim President and Chief Executive Officer in November 2024. She has served as a director of Civeo Corporation and TriPointe Homes since 2014. From 2017 to 2021, she served as a director of Columbia Property Trust, including one year as chair of its board of directors. In 2009, she served as chair of Nareit. She served as President and CEO of BRE Properties, Inc., a publicly-traded REIT, from 2005 until the completion of its merger with Essex Property Trust in 2014. Ms. Moore's business and financial acumen, leadership, integrity, judgment, and extensive experience with public companies in the real estate industry provides substantial benefit to the Board.
Committee Role: Capital Allocation Highlighted Skills: Executive Leadership, Real Estate, Corporate Finance

Glenn J. Rufrano	Age: 75	Director since 2024
Executive Chairman, PREIT
Glenn Rufrano assumed the role of Executive Chairman of PREIT, an owner and developer of retail regional malls, on April 1, 2024. During 2022 and 2023, he was the Chairman of ICSC, a membership org-anization representing the retail community. He assumed the role of Chief Executive Officer of VEREIT, Inc. on April 1, 2015 and served until its merger with Realty Income in 2021. Mr. Rufrano is currently the lead director for GSREIT, a Goldman Sachs sponsored core property NTR, and a director of Faropoint Properties, an industrial asset manager. He has served on the boards of Ventas, Inc., Columbia Property Trust, Inc., Trizec Properties, Inc., Criimi Mae Inc. and General Growth Properties. Mr. Rufrano's extensive leadership experience brings valuable insight to the Board's long-term planning and vision.
Committee Role: Chair of CEO Search Committee Highlighted Skills: Executive Leadership; Real Estate; Corporate Finance

Christann M. Vasquez	Age: 64	Director since 2015
Retired Executive, Ascension Texas
Ms. Vasquez served as Chief Operating Officer of Ascension Texas from September 2019 to February 2023. Prior to that, she served as President of Dell Seton Medical Center at the University of Texas, a teaching hospital in Austin, President of Seton Shoal Creek Hospital, and President of Seton Medical Center Austin. From 2009 to 2014,
Ms. Vasquez was Executive Vice President and Chief Operating Officer of University Health System in San Antonio. Ms. Vasquez's extensive experience in healthcare operations and leadership roles with large health systems further expands the Board's understanding of oper-ational planning associated with the delivery of healthcare services in major markets by leading health systems.
Committee Role: Chair of the Nominating and Corporate Governance; Compensation and Human Capital Highlighted Skills: Executive Leadership; Healthcare; Corporate Governance

Donald C. Wood	Age: 64	Director since 2024
President and Chief Executive Officer, Federal Realty Trust
Mr. Wood currently serves as Chief Executive Officer of Federal Realty Investment Trust, a role he has held since 2003. Before assuming that role, he served as Federal Realty's President and held the titles of Chief Operating Officer and Chief Financial Officer at various points. Mr. Wood is a CPA licensed in New Jersey. Mr. Wood previously served as a director of public companies Quality Care Properties and Post Properties. In addition to his public company board service,
Mr. Wood served as Chairman of the Board of Trustees of Nareit in 2012. Mr. Wood’s 25 years of experience with Federal Realty, including his responsibilities as chief executive officer and as a REIT CFO, adds to the Board's understanding of the REIT industry and provides valuable experience in executive leadership and corporate governance.
Committee Role: Capital Allocation Highlighted Skills: Executive Leadership; Real Estate; Corporate Finance

Except as indicated, each of the nominees has had the principal occupation indicated for more than five years.
Each nominee has consented to be a candidate and to serve if elected.
The Board of Directors recommends that the stockholders vote FOR the election of all of the proposed nominees to the Board of Directors.

Board Refreshment in 2024
In 2024, five directors retired from the Board. W. Bradley Blair, II and Edward H. Braman retired upon the end of their terms at the 2024 Annual Meeting of Stockholders. On December 8, 2024, John Knox Singleton, John V. Abbott, and Vicki U. Booth retired from the Board. These retirements provided the opportunity to reduce the size of the Board from 13 to 11 members and to bring fresh perspectives to the Board with the additions of Mr. Henry, Mr. Rufrano, and Mr. Wood.
The Board would like to thank each of Brad, Ned, Knox, John, and Vicki for their service to the Company and the Board of Directors over many years.

Corporate Governance

Leadership Structure
The Company's Chairman of the Board and Chief Executive Officer positions are held by separate persons. Thomas N. Bohjalian is the independent Chair of the Board and Constance B. Moore serves as the Interim President and Chief Executive Officer. The Board of Directors believes that separation of these roles is appropriate and effectively allows the Chair to focus on Board-level administration, corporate governance and oversight of the management team while allowing the CEO to focus on operating and managing the Company.
Independent Directors; Non-Management Executive Sessions;
Communicating With the Board
Periodically, the independent directors meet in executive session. As the independent Chair of the Board,
Mr. Bohjalian presides over the executive sessions. During 2024, the independent directors held 17 executive sessions. Any interested party may communicate with the independent directors as a group by contacting Mr. Bohjalian in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of Directors or any indi-vidual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will forward to the Board copies of all correspondence that, in the opinion of the Secre-tary, deals with the functions of the Board or committees thereof or that otherwise requires their attention.
Stockholder Engagement
The Board and management value the input of the Company's stockholders and prioritize engaging with its stockholders to directly receive their feedback. The Board and management consider and evaluate the feedback and insights from stockholder engagement, in addition to emerging best practices, policies at other companies and market standards, to enhance the evolution of the Company's disclosures and corporate governance policies and practices.
Committee Membership
The Board of Directors has standing committees comprised of a Nominating and Corporate Governance Commit-tee, Audit Committee, Compensation and Human Capital Committee, and Capital Allocation Committee. The Board of Directors has adopted written charters for each committee. The charters for the Nominating and Cor-porate Governance, Audit, and Compensation and Human Capital committees are posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab, and are available in print free of charge to any stockholder who requests a copy. All committee members are non-employee, independent directors.
The following sets forth the current members of the standing committees:

Audit(1)	Compensation and Human Capital	Nominating and Corporate Governance	Capital Allocation
Ajay Gupta, Chair	Peter F. Lyle, Sr., Chair	Christann M. Vasquez, Chair	James J. Kilroy, Chair
Nancy H. Agee	Thomas N. Bohjalian	Nancy H. Agee	Thomas N. Bohjalian
Jay P. Leupp	David B. Henry	James J. Kilroy	Jay P. Leupp
	Christann M. Vasquez		Constance B. Moore
Donald C. Wood
(1)    The Board has determined that Ms. Agee, Mr. Gupta, and Mr. Leupp meet the criteria to be audit committee financial experts.

Committee Duties
NOMINATING AND CORPORATE GOVERNANCE 13 meetings in 2024
•Reviews and implements the Nominating
and Corporate Governance Committee charter
and reports to the Board.
•Develops and implements policies and
practices relating to corporate governance.
•Monitors implementation of the Company’s Corporate Governance Principles.
•Develops criteria for selection of members
of the Board.
•Seeks individuals qualified to become Board members for recommendation to the Board.
•Evaluates the independence and performance
of the Board and Board committees.
•Provides oversight of the Company's sustainability programs, including environmental, social and governance ("ESG") initiatives.
AUDIT 6 meetings in 2024
•Reviews and implements the Audit Committee charter and reports to the Board.
•Selects the Company’s independent registered public accounting firm, whose duty it is to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year in which it is appointed, and has the sole authority and responsibility to negotiate and pre-approve all audit and audit-related fees and terms, as well as all permitted non-audit services by the Company’s independent registered public accounting firm.
•Meets with the Company's independent auditors periodically, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit.
•Meets with key members of management in separate executive sessions to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's financial statements and any other matters that the Committee or any of these persons believe should be discussed privately.
•Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, internal audit and compliance, and the independent auditors.
•Reviews the Company's financial statements, Forms 10-Q and 10-K, the earnings press releases and sup-
plemental information and discusses them with the Chief Financial Officer, Chief Accounting Officer, and the independent auditors.
•Reviews and discusses with management the Company's major financial risk exposures and steps taken by management to monitor and
mitigate such exposure.
•Reviews and discusses new accounting pronounce-ments with the Chief Financial Officer, Chief Accounting Officer and the independent auditors to assess applicability to and the effect on the Company.
•Performs an annual evaluation of the independent auditors' qualifications, assessing the firm's quality of service; the firm's sufficiency of resources; the quality of the communication and interaction with the firm; and the firm's independence, objectivity, and professional skepticism. The Audit Committee also considers whether to appoint a different independent auditor.
•Discusses items of interest or concern to the Audit Committee with management, internal audit and compliance, and/or the independent auditors.
•Assists the Board in its risk management function regarding cybersecurity oversight by regularly discussing with management any cybersecurity incidents and cybersecurity measures taken by the Company.

COMPENSATION AND HUMAN CAPITAL 15 meetings in 2024
•Reviews and implements the Compensation and Human Capital Committee charter and reports to the Board.
•Reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.
•Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “Executive Compensation” in this Proxy Statement (collectively, the “Named Executive Officers” or "NEOs") and fees paid to directors.
•Administers the Company’s cash and equity incen-tive plans. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.
•Reviews the development and succession plans
of the Named Executive Officers.
•Provides oversight on behalf of the full Board of the Company's human capital development and talent management.
CAPITAL ALLOCATION 10 meetings in 2024
•Provides oversight to the Company's management and advice to the Board on major capital decisions, including capital raising activities and dividend policy.
•Assists the Board in its review and oversight of the Company's overall business model, financial fore-casts, and earnings guidance, to the extent those matters are affected by capital allocation, invest-ment, and divestiture activities.
•Reports to the Board at least quarterly and more frequently as circumstances dictate and coordinates with other Board committees to the extent consis-tent with carrying out its obligations under its charter.
•Has the authority to assume additional responsi-bilities and take additional actions as may be delegated to it by the Board.
Management Succession Planning
The Board believes that talent management and development is critical to achieving the Company's long-term strategic initiatives. The Board, led by the Compensation and Human Capital Committee, reviews CEO and other management succession, from both a Company and individual perspective at least annually. The process relates to all senior officers of the Company and involves both short-term and long-term succession planning for key management roles and takes into account talent development within the Company. The Board and committees of the Board have regular and direct exposure to senior leadership in meetings throughout the year. In November 2024, the Board formed a CEO search committee to conduct a search for a permanent president and chief executive officer after the departure of Todd J. Meredith from the role. The CEO search committee is comprised of Mr. Rufrano, as chair, Mr. Bohjalian, Mr. Henry, and Ms. Moore.
Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions. The Code of Ethics is posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Atten-tion: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions by posting such information on its website.

Majority Vote Standard
The Company's bylaws provide for a majority vote standard for the election of directors. To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualifies.
Meeting Attendance
The Board of Directors held a total of 29 meetings in 2024. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company does not have a formal policy regarding director attendance at annual meetings of stockholders. One member of the Board attended the 2024 Annual Meeting of Stockholders.
Director Education
The Nominating and Corporate Governance Committee has adopted a set of director education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem rele-vant given their individual backgrounds and committee assignments on the Board of Directors. Each director is expected to attend at least one director education program every three years. The Company pays for each director’s expenses incurred to attend director education programs.
Risk Oversight
The Board of Directors is responsible for overseeing the Company's overall risk management practices to ensure its business strategy appropriately monitors and manages risks inherent in its efforts to create long-term value for the Company's stockholders. Assessing, identifying and managing material risks from cybersecurity threats are integrated into the Company's overall risk management process. The Board of Directors oversees the Com-pany’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, such as capital raises, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight respon-sibilities by monitoring, reviewing and discussing the Company’s financial risk exposures, including risks from cybersecurity threats. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Compen-sation and Human Capital Committee assesses risks related to the Company's executive compensation programs, as discussed further on page 31 of this Proxy Statement. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the com-bined efforts of management and the Board on developing strategies that contain risk and enhance long-term stockholder value.
MUTA Opt-Out
In 2017, the Board of Directors adopted a resolution prohibiting the Company from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of Maryland General Corporation Law (the “MGCL”) which is commonly referred to as MUTA. Section 3-803 of the MGCL, together with other provisions of Subtitle 8 of Title 3 of the MGCL, permits the board of directors of a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and at least three independent directors to elect to classify the board of directors without stockholder approval. By adopting this resolution, the Com-pany will be prohibited from classifying the Board of Directors without first obtaining stockholder approval.
The Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland reflecting the adoption of this resolution.
Proxy Access
In 2018, the Company amended its bylaws to provide stockholders with proxy access for director nominations subject to certain conditions. In summary, the proxy access provisions of the bylaws permit qualifying stock-holders, or a qualifying group of no more than 20 stockholders, that have continuously owned at least 3% of the Company’s outstanding shares of common stock throughout at least a three-year period, to nominate and to require the Company to include in its proxy materials director nominees constituting up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s bylaws and subject to the terms and conditions therein.
Insider Trading Policy
The Board of Directors has adopted an Insider Trading Policy that is designed to promote compliance with federal and state securities laws and to protect the Company and its directors and employees from serious liabilities and penalties that can result from the violation of these laws. A copy of the Insider Trading Policy was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 19, 2025.
Among other things, the policy:
•Prohibits trading in the stock or other securities
of any company when a covered person is aware
of material nonpublic information about that com-pany, and applies to both Company securities and the securities of other companies;
•Imposes a quarterly “blackout” on trading in Company securities during the period that begins one week before the end of each fiscal quarter (March 31, June 30, September 30, and December 31) and ends after one full trading day following the release of quarterly or year-end earnings;
•Requires pre-clearance approval from the Com-pany’s legal department before directors, officers, and certain other designated employees may effect any purchase, sale, gift, or other trade of Company securities; and
•Prohibits short sales, options trading, hedging, and pledging of Company securities.
Independence of Directors
The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”) addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.
Pursuant to the Principles, the Board undertook its annual review of director independence under the leadership of the Nominating and Corporate Governance Committee in February 2025. During this review, the Nominating and Corporate Governance Committee and the Board considered transactions and relationships between each director and nominee or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Nominating and Corporate Governance Committee and the Board also examined transactions and relationships between directors and nominees or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director or nominee is independent.
To aid in making its annual review of director and nominee independence, the Board has adopted categorical standards for determining independence consistent with New York Stock Exchange ("NYSE") requirements.
A director or nominee is independent unless:
•The director or nominee is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;
•The director or nominee, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct com-pensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service
(provided such compensation is not contingent
in any way on continued service);
•(A) The director or nominee, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director or nominee is a current employee of such firm; (C) the director or nominee has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or nominee, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;
•The director or nominee, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;
•The director or nominee is a current employee,
or has an immediate family member that is an executive officer of a company that makes pay-ments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such company’s consolidated gross revenues within the past three years; or
•The director or nominee has any other material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.
In addition to the above criteria, with respect to members of the Compensation and Human Capital Committee, the Board considers all factors relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Com-pensation and Human Capital Committee member. Specifically, the Board considers the source of compensation of such director, and whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about executive compensation. The Board also considers whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.
As a result of this review, the Board affirmatively determined that, except for Ms. Moore, all of the directors and nominees are independent of the Company and its management under the standards adopted pursuant to the Principles.
Director Nominee Evaluation Process
The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board and makes recommen-dations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Nominating and

Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Commit-tee reviews the information provided to it with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospec-tive nominee can satisfy the evaluation factors described below. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against the following standards and qualifications:
•Personal integrity and reputation for
high ethical standards;
•The ability to devote sufficient time
to the duties of a director;
•Experience relevant to the Company's business, including real estate, health care, finance, accounting, investment banking, capital markets, or senior management;
•Depth and breadth of leadership experience,
and a proven record of accomplishment;
•The ability to think independently
and work collaboratively;
•The ability to satisfy the NYSE requirements
of the Audit Committee and the Compensation
and Human Capital Committee; and
•The ability to meet and comply with the require-ments of the Code of Business Conduct and Ethics.
The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appro-priate, including the current composition and diversity of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with the evaluation process, the Committee deter-mines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Nominating and Corporate Governance Committee.
Stockholder Recommendation or Nomination of Director Candidates
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by our stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to Healthcare Realty Trust Incorporated, Board of Directors, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a represen-tation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this Proxy Statement.
Stockholders who wish to nominate an individual for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II,

Section 11 of our current bylaws and within the time periods set forth herein under the section titled “General Information; Proposals for 2026 Annual Meeting of Stockholders” on page 63.
The Company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of the Company’s bylaws, pursuant to which stockholders may nominate up to the greater of two director nominees or 20% of the number of directors up for election for inclusion in the Company’s proxy materials.
Environmental, Social, and Governance Oversight and Practices
The Board of Directors is committed to overseeing Healthcare Realty’s ESG initiatives, receiving quarterly updates from management regarding the Company’s strategy, goals, opportunities, risks, reporting, and performance. To underscore its importance to our overall strategy, an ESG performance metric has been incorporated into the Company’s executive officer short-term incentive plan, linking executive compensation to the Company’s ESG performance.
In 2024, the Company:
•Published its sixth Corporate Responsibility Report (CRR), highlighting the Company’s meaningful progress on its ESG initiatives and Key Performance Indicators ("KPIs") with expanded disclosures in alignment with leading industry frameworks including Sustainable Accounting Standards Board (SASB) and the Task Force on Climate-Based Financial Disclosures (TCFD);
•Received GRESB score of 75 on its 2023 assessment, ranking second out of a peer group of six real estate companies;
•Received GRESB's Public Disclosure rating of "A," ranking second out of a peer group of 10 real estate companies for transparency in public reporting on sustainability practices;
•Maintained fourth straight year of GRESB Green-Star designation; and
•Achieved 71% whole-building data coverage for
its GRESB submittal, up from 69% in 2023 and
40% in 2022.
Additional information about the Company's ESG initiatives, key performance indicators ("KPIs"), performance, and practices can be found in its 2024 Corporate Responsibility Report and Sustainability Principles and Policies published on its website www.healthcarerealty.com/sustainability.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their services as directors. Each non-employee director was entitled to receive the following compensation from the Company in the
May 2024 to May 2025 Board service term:
•An annual cash retainer of $80,000;
•An additional annual cash retainer for the independent chairman of $150,000;
•Annual cash retainers for committee chairs and committee members as follows:
◦Audit Committee
▪$30,000 for chair
▪$10,000 for member
◦Compensation and Human Capital Committee
▪$22,500 for chair
▪$7,500 for member
◦Nominating and Corporate Governance Committee
▪$22,500 for chair
▪$7,500 for member
◦Capital Allocation Committee
•$22,500 for chair
•$7,500 for member
•An annual grant of restricted shares of Common Stock with a market value of
$135,000 on the grant date, which is the date of the annual meeting of stockholders.
•Meeting fees of $1,500 per meeting, after six meetings of the Board or a committee for calendar year 2024 and after 10 meetings in calendar year 2025.

Stock Awards
Each continuing or newly elected non-employee director receives an automatic grant of restricted shares of Common Stock at the conclusion of each annual meeting, which shares are generally restricted for one year from the date of grant. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. Each non-employee director may elect to take all or a portion of their cash retainer in the form of restricted stock with a one-year vesting period. For any amount that is taken in the form of restricted stock, a multiple of 1.1 times is applied.

Director Compensation Table
The following table sets forth the 2024 compensation for directors:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
John V. Abbott(3)	$152,761	$135,003	$—	$287,764
Nancy H. Agee(4)	$72,000	$233,998	$—	$305,998
W. Bradley Blair(5)	$68,750	$—	$—	$68,750
Thomas N. Bohjalian	$63,250	$135,003	$—	$198,253
Vicki U. Booth(5)	$139,329	$135,003	$—	$274,332
Edward H. Braman(5)	$60,000	$—	$—	$60,000
Ajay Gupta	$135,000	$135,003	$—	$270,003
David B. Henry(6)	$—	$—	$—	$—
James J. Kilroy	$143,375	$135,003	$—	$278,378
Jay P. Leupp	$132,750	$135,003	$—	$267,753
Peter F. Lyle, Sr.(4)	$88,750	$231,247	$—	$319,997
Constance Moore(7)	$104,750	$135,003	$—	$239,753
Glenn Rufrano(6)	$—	$—	$—	$—
John Knox Singleton(3)	$219,690	$135,003	$—	$354,693
Christann M. Vasquez	$152,000	$135,003	$—	$287,003
Donald C. Wood(6)	$—	$—	$—	$—
(1)    Includes fees associated with chairing a Committee, serving on a committee, and, in the case of Mr. Singleton, serving as independent chair of the Board.
(2)    See Note 13 to the Consolidated Financial Statements contained in the Company's 2024 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards.
(3)    Mr. Abbott, Ms. Booth, and Mr. Singleton retired from the Board on December 8, 2024.
(4) Elected to take cash retainers in the form of additional equity awards for the 2024 through 2025 Board term.
(5)    Mr. Blair and Mr. Braman retired from the Board on May 21, 2024.
(6)    Mr. Henry, Mr. Rufrano, and Mr. Wood were appointed to the Board on December 8, 2024 and received no fees in 2024.
(7)    The compensation reflected for Ms. Moore was paid for her service on the Board prior to her appointment on November 11, 2024 as Interim President and Chief Executive Officer. See the Summary Compensation Table on page 43 for compensation Ms. Moore received for serving as an officer.

Security Ownership of Certain
Beneficial Owners and Management
The following table sets forth, as of March 27, 2025, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Exchange Act, except to the extent indicated otherwise in the footnotes. Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of March 27, 2025, there were 350,996,169 shares of the Company’s Common Stock outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
Ryan E. Crowley	167,734(1)	*
Austen B. Helfrich	99,141(1)	*
Robert E. Hull	289,235(1)	*
Andrew E. Loope	163,433(1)	*
Constance B. Moore	94,397(1)	*
Julie F. Wilson	160,477(1)	*
John M. Bryant, Jr.	177,175	*
J. Christopher Douglas	234,357(2)	*
Todd J. Meredith	1,111,623(2)	*
Nancy H. Agee	46,628(1)	*
Thomas N. Bohjalian	54,002(1)	*
Ajay Gupta	26,360(1)	*
David B. Henry	—	*
James J. Kilroy	55,072(1)	*
Jay P. Leupp	33,830(1)	*
Peter F. Lyle, Sr.	41,856(1)	*
Glenn Rufrano	10,000	*
Christann M. Vasquez	39,943(1)	*
Donald C. Wood	5,900	*
All current executive officers, directors, and nominees to be director as a group (16 persons)	1,288,008	0.37%

Greater than 5% Stockholders
Cohen & Steers, Inc.	65,037,361(3)	17.16%
The Vanguard Group	53,523,080(4)	14.05%
BlackRock, Inc.	43,899,449(5)	11.50%
State Street Corporation	21,354,468(6)	5.61%
Starboard Value, LP	19,905,460(7)	5.60%

*    Less than 1%

(1)    Includes shares of restricted stock.
(2)    Mr. Meredith and Mr. Douglas are no longer employed by the Company. Share ownership is based on their most recent Form 4 and 144 filings.
(3)    Information is based on a Schedule 13G/A filed on February 14, 2024 by Cohen & Steers, Inc., an investment adviser located at 1166 Avenue of the Americas, 30th Floor, New York, New York 10036. Cohen & Steers, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 45,229,490 shares and to dispose of 65,372,070 shares of the Common Stock.
(4)    Information is based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group, an investment adviser located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses no sole power to vote, shared power to vote 446,168 shares, sole power to dispose of 52,672,945 shares and shared power to dispose of 850,135 shares of the Common Stock.
(5)    Information is based on a Schedule 13G/A filed on January 24, 2024 by BlackRock, Inc., a holding company located at 50 Hudson Yards, New York, New York 10001. BlackRock, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 42,119,330 shares and to dispose of 43,899,449 shares of the Common Stock.
(6)    Information is based on a Schedule 13G/A filed on January 30, 2024 by State Street Corporation, a holding company located at 1 Congress Street, Suite 1, Boston, Massachusetts 02114. State Street Corporation reported that it possesses no sole power to vote or dispose and shared power to vote 16,415,063 shares and shared power to dispose of 21,316,068 shares of the Common Stock.
(7)    Information is based on a Schedule 13D/A filed on December 9, 2024 by Starboard Value LP, an investment fund located at 777 Third Avenue, 18th Floor, New York, New York 10017. Starboard Value reported that, through its subsidiaries, it possesses the sole power to vote and dispose of 19,905,460 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2024.
During 2024, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed.

Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed BDO USA, P.C. ("BDO") as the Company’s independent registered public accounting firm for the fiscal year 2025. Representatives of BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year 2025. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.
Audit and Non-Audit Fees
The following table details fees and expenses for professional services rendered by BDO to the Company for the last two fiscal years.

	2024	2023
Audit fees (1)	$1,830,816	$2,526,323
Audit-related fees(2)	$27,203	$—
Tax fees(3)	$69,836	$—
All other fees	$—	$—
Total	$1,927,855	$2,526,323

(1)    Includes fees for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and internal control over financial reporting of $1,830,816 and $2,403,260, respectively, for 2024 and 2023, and fees in connection with the Company’s equity offerings of $123,063 for 2023. Audit fees for 2023 included fees related to the Company's merger with Healthcare Trust of America, Inc. in July 2022.
(2)    Audit-related fees includes attestation procedures related to ESG metrics in the Company's credit facility.
(3)    Services related to tax compliance.
The charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee. All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.
The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm.

Audit Committee Report
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the NYSE. Audit Committee members may serve on the audit committees of no more than three public companies.
Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Ajay Gupta, the chair of the Audit Committee, Nancy H. Agee, and Jay P. Leupp meet the criteria to be “audit committee financial experts.”
The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2024 independent registered public accounting firm, BDO, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.
The roles and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.
As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. BDO is responsible for performing an integrated audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) (the "PCAOB") and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. The Company's internal audit function ("Internal Audit") is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine.
To fulfill its responsibilities, the Audit Committee met and held discussions with management, Internal Audit, and BDO concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2024 and the Company’s internal control over financial reporting as of December 31, 2024. Management, Internal Audit, and BDO made presentations to the Audit Committee throughout the year on specific topics of interest, including, among other items, the Company's (i) risk assessment process; (ii) information technology systems and controls; (iii) income tax risk and compliance; (iv) 2024 integrated audit plan; (v) updates on completion of the audit plan; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act; (ix) ethics and compliance program; (x) strategy and management of the implementation of new systems; (xi) non-GAAP measures and key perfor-mance indicators; and (xii) cybersecurity. The Audit Committee also discussed all communications required by the standards of the Public Company Accounting Oversight Board, the NYSE and the SEC with BDO.
The Audit Committee met with BDO quarterly, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit. The Audit Committee also met with key members of management in separate executive sessions, including the Company's Chief Executive Officer,

Chief Financial Officer, General Counsel, Corporate Counsel, Chief Accounting Officer, heads of investments, operations, technology services, taxation, and internal audit to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's Consolidated Financial Statements, and other matters.
The Audit Committee, along with the Company's management and Internal Audit, reviewed BDO's performance as a part of the Audit Committee's consideration whether to reappoint the firm as the Company's independent auditors. As part of this review, the Audit Committee considered (i) the continued independence of the audit firm; (ii) evaluations of the audit firm by management and Internal Audit; (iii) the audit firm's effectiveness of communications and working relationships with the Audit Committee, management and Internal Audit; (iv) the length of time the audit firm has served as the Company's independent auditors; and (v) the quality and depth of the audit firm and the audit team's expertise and experience in the industry.
As a part of the appointment process, the Audit Committee approves the selection of the independent auditor's lead engagement partner and independent review partner at the respective mandatory five-year rotation periods. The Audit Committee also considered the advisability and potential impact of selecting a different independent registered public accounting firm.
In addition, the Audit Committee has received from BDO the written disclosures and the letter required by the applicable requirements of the PCAOB regarding auditor communications with the Audit Committee concerning independence, and has discussed independence with BDO.
The Audit Committee discussed with management and Internal Audit the Company’s financial risk exposures, internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Members of the Audit Committee
Ajay Gupta (Chair)
Nancy H. Agee
Jay P. Leupp

Compensation Discussion
and Analysis

2024 NAMED EXECUTIVE OFFICERS

John M. Bryant, Jr.	Austen B. Helfrich	Robert E. Hull	Constance B. Moore	Julie F. Wilson
Executive Vice President, General Counsel through December 31, 2024	Executive Vice President, Chief Financial Officer beginning October 1, 2024	Executive Vice President and Chief Operating Officer	Interim President and Chief Executive Officer beginning November 11, 2024	Executive Vice President and Chief Administrative Officer
Todd J. Meredith	J. Christopher Douglas
President and Chief Executive Officer through November 10, 2024	Executive Vice President and Chief Financial Officer through September 30, 2024

2024 Compensation Highlights
2024 Compensation Mix(1)
(1)    Assumes cash and equity incentive awards at target. References to the CEO reflect the compensation mix and at-risk performance metrics applicable to Mr. Meredith's targeted compensation for 2024.

Pay and Performance Alignment
The 2024 compensation was highly formulaic and created significant alignment with our stockholders.
Our strong pay-for-performance approach in determining compensation for our NEOs is highlighted by the following:
•More than 80% of NEO compensation is at-risk
and for our CEO 67% was in the form of long-
term equity;
•Formulaic cash incentives were 90% based on
pre-established financial metrics for our CEO
and 75% for our other NEOs;
•The majority of our equity awards are granted
in performance awards and account for 70% of
our CEO’s long-term equity; and
•No performance awards were earned under the 2022 RSU grants for the performance period concluded December 31, 2024 demonstrating our strong pay-for-performance alignment.
Our Compensation and Human Capital Committee engages an independent compensation consultant to assist in the review of our executive program and policies on an on-going basis. We are committed to using a com-petitive compensation program and making appropriate changes to align with market and governance practices, including the following recent enhancements:
•Simplified the 2025 cash incentive program by reducing the number of Company performance metrics from five to three;
•2025 equity performance awards tied only to total stockholder return ("TSR" performance and require the achievement of rigorous relative and absolute TSR performance at the end of a three-year performance period; and
•Removed the largest peers from our compensation benchmarking peer group and added size-based peer comparison so that the Company approx-imates the median in terms of total enterprise value and implied equity market capitalization.
2024 Financial and Operational Highlights
Significant results and activities in 2024 included:
•Completed joint venture contributions and
asset sales totaling $1.2 billion at an aggregate
6.6% cap rate;
•Repurchased 31 million shares of common stock
for $510 million;
•Same store MOB cash NOI growth
of 2.9%for the year;
•Same store operating expenses increased
0.2% for the year;
•Normalized FFO per share totaled $0.40
for the fourth quarter and $1.56 for the year;
•149 bps of absorption in multi-tenant occupancy;
•Same store cash leasing spreads of 3.4%;
•Net debt to adjusted EBITDA was 6.4x at
December 31, 2024, within the Company's
target range of 6.0x to 6.5x.
•The Company published its sixth annual Corporate Responsibility Report, highlighting progress in its ESG initiatives and its commitment to incor-porate sustainability principles into the Company's business practices.
•Awarded GRESB's 3 Green Star rating, earning
a 75 on its 2023 assessment.
•Received GRESB's Public Disclosure rating of "A," ranking second out of a peer group of 10 real estate companies for transparency in public reporting on sustainability practices.
•Received an ESG Corporate Rating from ISS of "Prime" and a transparency level of "Very High."

Certain information included in the highlights above constitute Non-GAAP financial measures. Such measures are presented herein for reference in connection with our explanation of the relationship between executive pay and company performance. The most comparable measures determined in accordance with GAAP and a reconcili-ation of all Non-GAAP financial measures to such measures determined in accordance with GAAP are provided beginning on page 59 of this Proxy Statement.
2024 Executive Changes
The Company's former Chief Financial Officer, J. Christopher Douglas, departed the Company on September 30, 2024 and was replaced by Austen B. Helfrich. The Company's former Chief Executive Officer, Todd J. Meredith, departed the Company on November 10, 2024 and was replaced by Constance B. Moore, a member of the Board of Directors, who stepped into the role on an interim basis. The Board of Directors formed a committee in November to oversee the search process for a permanent Chief Executive Officer.
In addition to the changes in the CEO and CFO positions, the Company reorganized the senior management team in October 2024 with Robert E. Hull appointed as the Company's Chief Operating Officer, Ryan E. Crowley appointed as the Company's Chief Investment Officer, and Julie F. Wilson appointed as the Company's Chief Administrative Officer. On December 31, 2024 as part of a transition plan, the Company's former General Counsel, John M. Bryant, Jr., stepped down and Andrew E. Loope was appointed as the Company's General Counsel. The transition plan includes Mr. Bryant remaining with the Company for another two years in the legal department in the position of Senior Vice President, Legal Affairs.
For purposes of this Compensation Discussion and Analysis and Executive Compensation for 2024, the Company's NEOs are Mr. Bryant, Mr. Douglas, Mr. Helfrich, Mr. Hull, Mr. Meredith, Ms. Moore, and Ms. Wilson. Where 2025 compensation is discussed, references are to the Company's current executive officers:
Mr. Crowley, Mr. Helfrich, Mr. Hull, Mr. Loope, Ms. Moore, and Ms. Wilson.
Comprehensive Compensation Policy
Compensation Committee
In December 2024, the membership of the Compensation and Human Capital Committee (referred to in this section as the "Committee") changed following the retirement from the Board of two Committee members.
The Committee is now comprised of Peter F. Lyle, Sr, as Chair, Thomas N. Bohjalian, David B. Henry, and Christann M. Vasquez. The Company believes that the new Committee members bring fresh perspectives to the Company compensation policies and practices.
The Committee believes that the compensation of the Company’s officers, including the NEOs, should align their interests with those of the stockholders, link compensation to the Company's overall performance, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate the officers to contribute to the Company’s success.
Executive Incentive Plan
Under the Company's Executive Incentive Plan in 2024, the NEOs earned incentive awards in the form of cash and were awarded performance-based equity and retention restricted stock. For 2024, Company performance was measured over the relevant period against targeted financial and operational metrics set in advance by the Committee. The various awards available under the Executive Incentive Plan are discussed below under the heading "Components of Compensation."
Pay For Performance
The Executive Incentive Plan is designed to directly link compensation to performance. The Committee believes that the combination of objective same store revenue and NOI growth operating metrics, multi-tenant occupancy absorption, normalized funds from operations ("FFO") per share and funds available for distribution ("FAD") per share, total shareholder return ("TSR"), dividend payout ratio, and sustainability initiatives aligns the incentive structure with long-term stockholder value. For more information, see "Components of Compensation" beginning on page 33 below.
For 2024, 89% of the aggregate total compensation for the CEO and 81% for the other NEOs was awarded in the form of at-risk or to-be-earned performance-based compensation, including cash incentive awards, restricted stock and equity interests in the Company's operating partnership ("OP Units") having vesting periods of five years. The Committee believes that this further demonstrates alignment of the interests of the NEOs with those of the Company’s stockholders.
Equity Incentive Awards
The Committee uses a mix of forward-looking, performance-based equity and retention-based restricted stock as a means of delivering long-term incentive compensation. In 2024, 70% of the equity compensation oppor-tunity for NEOs was granted in the form of performance-based OP Units and 30% was granted in the form of retention restricted stock. Performance-based equity awards are earned after achievement of three-year perfor-mance metrics. The 2024 retention restricted stock grants to the NEOs vest over a five-year service period.
Prior to vesting, the restricted stock grants are subject to forfeiture in the event that the officer voluntarily leaves employment or is terminated for cause. See "Equity Incentive Awards" beginning on page 36 below.
The Committee believes that these performance-based and retention equity awards provide an effective incentive to the NEOs with respect to key drivers of Company growth and performance.
Status of Outstanding Equity Awards(1)
The Company granted performance-based equity to the NEOs in the form of restricted stock units ("RSUs")
in 2022 and OP Units in 2023 and 2024. These awards were subject to three-year performance periods, as described beginning on page 36 below. The table below illustrates the status of these awards as of December 31, 2024. For the RSUs awarded in 2022, performance was measured as of December 31, 2024 and all performance metric outcomes were below threshold, resulting in no payout to the NEOs. The 2023 and 2024 unearned awards will be measured at the end of their respective performance periods in 2025 and 2026. The status indicated for such awards at December 31, 2024 is not an indication or prediction of future performance of the Company.

	Absolute TSR	Relative TSR	FFO/Sh	FAD/Sh
Weighting	18%	12%	20%	20%	2022	2023	2024	2025	2026
2022 RSUs	Below Threshold	Below Threshold	Below Threshold	Below Threshold
100% complete

2023 OP Units	Below Target	Below Target	Below Target	Below Target
67% complete

	Relative TSR	FAD/sh	3-yr Multi-tenant Occupancy	Payout Ratio
Weighting	25%	20%	15%	10%
2024 OP Units	Target	Target	Target	Target
33% complete

(1)    The status of the outstanding awards is based on valuations as of the end of 2024 and does not reflect the Company's financial statement amortization expense for the awards.

Compensation Parity
For 2024, there were no material differences in the compensation policies and decisions relating to the compensation of the different NEOs, other than scaling differences under various performance metrics.
Stock Ownership Guidelines
The Committee believes that it is in the best interests of the stockholders to encourage all employees, especially the NEOs, to increase their equity position in the Company and further align employee and stockholder inter-ests. In 2011, the Committee adopted stock ownership guidelines applicable to the NEOs and directors. Under these guidelines, the Chief Executive Officer should hold Common Stock with a fair market value equal to five times his or her current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents ("EVPs") should hold Common Stock with a fair market value equal to three times their current base salary as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then-current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, counts towards the ownership guidelines for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms. As Ms. Moore is serving as CEO in an interim capacity, she is not expected to maintain or achieve the required multiple for the CEO position.
As of March 27, 2025, all of the Company’s non-employee directors and the NEOs, except Mr. Henry, Mr. Rufrano, and Mr. Wood met the stock ownership guidelines. As of March 5, 2025, the multiples of stock held compared to base salary for the executive officers other than Ms. Moore, excluding the effect of any elective base salary deferral, were as follows:

Fair Market Value of Stock Holdings as Multiple of Current Base Salary
NEO	Required Multiple	Required Multiple at March 27, 2025
Ryan E. Crowley	3x	6.23x
Austen B. Helfrich	3x	3.68x
Robert E. Hull	3x	9.67x
Andrew E. Loope	3x	6.07x
Julie F. Wilson	3x	5.96x

Compensation "Clawbacks"
The Committee believes it is important to promote and maintain a culture that emphasizes integrity and accountability. The Company adopted its current Policy for the Recovery of Erroneously Awarded Compensation on October 30, 2023, which conforms with the rules of the NYSE. This policy applies to all executive officers of the Company (which includes all of the NEOs and other executive officers) who receive incentive-based compensation under a plan, agreement or other arrangement maintained by the Company from time to time.
Say-on-Pay
The Company received a say-on-pay vote of 75.3% at its 2024 Annual Meeting of Stockholders. The Company's say-on-pay vote averaged 95.1% in support over the five years prior to 2024. The Committee considered the lower than average say-on-pay vote in 2024 and, for 2025, revised the incentive metrics to simplify targets, including focusing equity incentive targets on total stockholder return.

Compensation Methodology
Role of the Compensation Committee
The Committee approves salaries and makes other compensation decisions for the NEOs and the Company's directors. The Committee also approves stock-based compensation awarded under the Company's Amended and Restated 2006 Incentive Plan, as amended and restated in 2021 (the "2021 Plan"), to other officers and employees. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.
The Committee meets at least four times each year and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Committee meetings as requested by the Committee. These officers provide information and discuss performance measures with the Committee relating to officer compensation. After every quarterly meeting, the Committee holds an executive session consisting only of the Committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.
The Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any NEO. The Committee annually reviews all of the perquisites paid to the NEOs, as well as their compliance with the Company’s policies regarding perquisites. The Committee is also responsible for oversight of the Company's human capital development and talent management efforts.
Compensation Risk Assessment
The Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Committee believes that the following factors mitigate excessive risk-taking by the NEOs:
•The use of performance-based equity and retention restricted stock, with long vesting periods during which the equity cannot be sold, provides an incen-tive to the NEOs to make decisions that contribute to long-term growth of the Company, the stability of earnings growth, and the payment of dividends
to stockholders.

•The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable with publicly-traded REITs of similar size.
•The Committee retains broad discretionary author-ity to adjust annual awards and payments, which further mitigates risks associated with the Com-pany’s compensation plans and policies.
Peer Group
On an annual basis, in consultation with the Committee’s independent compensation consultant, the Committee reviews the peer group used to assess the competitiveness of our compensation program in terms of both pay levels and structure. In its review of the peer group the Committee considers the following guiding principles:
Size.    Ensure that companies are similar in scope.
Industry.    Emphasize healthcare REITs within an appropriate size range of approximately 0.3x to 3.0x our size in terms of total enterprise value and/or implied equity market capitalization
Geography.    Consider other similarly-sized REITs, excluding those in specialized sectors, that are head-
quartered in geographically similar markets (i.e., secondary cities) based on a tighter size range of 0.5x to 1.5x our size.
Additionally, we review the peer group each year for any relevant merger and other activity.

Based on its review in 2024, the Committee made the following changes to the peer group for 2024:
Peer Group Removals
•Removed AIR Communities and Physicians
Realty Trust, which were no longer active
following merger and acquisition activity
•Removed select peers at a higher end of the
size parameters to rebalance the Company's
relative size versus the peer group, including
Ventas, Inc., Regency Centers Corporation
and Camden Property Trust
•Removed Medical Properties Trust given
the company's recent volatility
Peer Group Additions
•Added American Healthcare REITs,
a new publically traded Healthcare REIT
•Added Cousins Properties, Inc., Highwoods Properties, Inc., Federal Realty Investment Trust
and Kite Realty Group, which are similarly sized REITs that are headquartered in the southeast and/or secondary cities
The following companies comprise the updated peer group, which the Committee believes reflects a balanced and appropriate group of companies to assess the competitiveness of our compensation program.

Company Name	Ticker	Total Enterprise Value($M)(1)	Implied Equity Market Capitalization ($M)(1)
Healthpeak Properties	DOC	$25,449	$16,313
Omega Healthcare Investors, Inc.	OHI	$15,428	$10,803
CubeSmart	CUBE	$15,155	$12,190
Federal Realty Investment Trust	FRT	$14,573	$9,692
NNN REIT, Inc.	NNN	$13,286	$8,906
Healthcare Realty Trust Incorporated	HR	$12,098	$6,685
Kite Realty Group Trust	KRG	$8,865	$5,933
Cousins Properties Incorporated	CUZ	$7,140	$4,485
Highwoods Properties, Inc.	HIW	$6,822	$3,625
Sabra Health Care REIT, Inc.	SBRA	$6,782	$4,360
American Healthcare REIT, Inc.	AHR	$6,432	$4,081

(1)    Source: S&P Global Market Intelligence; market data as of September 30, 2024.
The Committee uses peer group data to guide its review of our NEOs’ total compensation and generally reviews the compensation data of the peer group and industry to understand market competitive compensation, the Committee does not benchmark compensation to a specific percentage of the compensation of this compar-ative group or otherwise apply a formula or assign this comparative group a relative weight.
Compensation Consultant
The Committee retains Ferguson Partners, a compensation consultant, to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Committee’s practice is to meet annually with a compensation consultant to discuss executive compensation trends. In 2024, Ferguson Partners provided a review of recent trends and developments in compensation practices within the Company’s industry.
Ferguson Partners received an aggregate of $87,500 for its compensation consulting services provided to the Committee in 2024.

Components of Compensation(1)
(1)    Assumes cash and equity incentive awards at target.
(2)    Based on the target compensation for the Company's former CEO, Mr. Meredith.

Elements of Pay
In 2024, the Company’s compensation program for its NEOs consisted of the following key elements:
•annual base salaries that are paid in cash;
•the potential for cash incentive awards
("Company Performance Awards") based
on performance targets set by the Com-
mittee, including:
◦FFO per share growth;
◦same store revenue growth;
◦same store NOI growth;
◦multi-tenant occupancy;
◦individual performance; and
◦achievement of ESG goals
and initiatives.
•the potential for equity incentive awards based on achievement of three-year forward-looking perfor-mance targets set by the Committee, including:
◦relative TSR compared to the TSR peer group;
◦growth in FAD per share;
◦multi-tenant occupancy gains; and
◦FAD payout ratio.
•retention restricted stock awards subject
to a five-year ratable vesting period.

Annual Base Salary
The Committee monitors the base compensation for comparable executive officers in the benchmarking peer group as data points. The Committee believes that the current levels of base salary for the NEOs are competitive and reasonable compared to the peer group and will continue to review that periodically.

The base salaries of the NEOs for 2024, and for all current executive officers for 2025, before any elective deferral of cash in the form of restricted stock, are as follows:

	Base Salary
NEO	2024	2025
Ryan E. Crowley Executive Vice President and Chief Investment Officer	N/A	$450,000
Austen B. Helfrich Executive Vice President and Chief Financial Officer	$327,000	$450,000
Robert E. Hull Executive Vice President and Chief Operating Officer	$500,000	$500,000
Andrew E. Loope Executive Vice President, General Counsel, and Secretary	N/A	$450,000
Constance B. Moore Interim President and Chief Executive Officer	$259,091(1)	'(1)
Julie F. Wilson Executive Vice President and Chief Administrative Officer	$450,000	$450,000
Todd J. Meredith Former President and Chief Executive Officer	$850,000	N/A
J. Christopher Douglas Former Executive Vice President and Chief Financial Officer	$500,000	N/A
John M. Bryant, Jr. Former Executive Vice President and General Counsel	$450,000	N/A
(1)    Ms. Moore was appointed Interim President and CEO on November 11, 2024. While serving in this role, she is entitled to a base salary of $150,000 per month. The base salary reflected in 2024 does not include fees received by Ms. Moore for service on the Board prior to her appointment as Interim President and CEO.

Cash Incentive Awards
Cash incentive awards are based on the achievement of specific Company performance targets and include growth in same store NOI and same store revenue, multi-tenant occupancy absorption, FFO per share, and ESG metrics. The specific targets were established by the Committee. In addition, the NEOs other than the CEO had the opportunity to earn cash incentive awards based on individual performance metrics. These awards operate independently of one another and are payable in cash. The potential awards are scaled against performance measures and offer the NEOs the opportunity to receive amounts set forth in the tables below, expressed as multiples of base salary. The Committee believes that cash incentive awards provide incentives for the NEOs to sustain growth in property operating revenues, to efficiently manage operating expenses, to drive leasing and occupancy growth, and to grow FFO per share.

The following reflects the performance targets and actual
achievements under the cash incentive award program:

Performance Metric	CEO Weighting	EVP Weighting	Threshold	Target	Maximum	Actual
FFO per share	25%	18.75%	$1.53	$1.57	$1.61	$1.56
Multi-tenant occupancy growth	25%	18.75%	60 bps	130 bps	200 bps	149 bps
Same store revenue growth	20%	15.00%	1.5%	2.5%	3.50%	2.15%
Same store NOI growth	20%	15.00%	2.5%	3.0%	4.25%	2.90%
ESG Incentives	10%	7.50%	Qualitative			Target (see below)
Individual	—%	25.00%	Qualitative			Varies (see below)

Individual Performance Awards
In 2024, the Committee established individual performance goals representing 25% of the total cash incentive opportunity for Mr. Hull, Mr. Bryant and Ms. Wilson. The individual performance goals were subject to a mix of quantitative and qualitative metrics, including: leasing goals; implementation of improvements to leasing procedures; the sale of Company assets; human resources initiatives; joint venture negotiations; talent development and retention; and technology and process improvements. The range of potential payouts
for individual performance for the EVPs, expressed as multiples of base salary, is set forth in the table below.

Individual Performance	Multiple of Base Salary
Maximum	0.900x
Target	0.450x
Threshold	0.225x
Based on a recommendation from the CEO and the Committee's review of the individual performance metrics, the Company awarded individual cash performance awards of: $338,000 for Mr. Hull; $245,000 for Mr. Bryant; and $273,585 for Ms. Wilson.
ESG Incentive Program
For 2024, the Company performance award program included incentives to NEOs for Company ESG performance equal to 10.0% of overall target cash awards for the CEO and 7.5% for the other NEOs. The target incentive opportunity under this program is equal to 0.20 times base salary for the CEO and 0.135 times base salary for the other NEOs, payable in cash.
The ESG goals and initiatives for 2024 included:
•monitoring, benchmarking, and reducing environmental resource use, including energy, water, solid waste, and greenhouse gas emissions;
•expansion and progress on social initiatives, including Company culture development, employee engagement, employee turnover, employee health and wellness, minority representation, tenant satisfaction, and charitable giving; and
•enhancement and promotion of stakeholder engagement around Company ESG efforts.

The Company's achievements in 2024 included:
•Awarded GRESB's 3 Green Star rating, earning
a score of 75 on its 2023 assessment;
•Received GRESB's Public Disclosure rating of "A," ranking second out of a peer group of 10 real estate companies for transparency in public reporting on sustainability practices;
•Received an ESG Corporate Rating from
ISS of "Prime" and a transparency level of
"Very High;"
•Achieved 57 green building certifications
totaling 5.5 million square feet;
•Added real-time electricity monitoring to
700,000 square feet, an increase of 20% over
the previous year; and
•Expanded TCFD alignment to include multiple climate scenarios and mitigation strategies.
Based on these goals and initiatives in 2024, the Committee awarded cash incentives of 0.20 times base salary for the CEO and 0.135 times base salary for the other NEOs.
In 2024, the maximum, target, and threshold levels for cash incentive awards set by the Committee and the actual awards achieved were as follows:

NEO	Threshold(1)	Target(1)	Maximum(1)	Actual
Todd J. Meredith	$935,000	$1,700,000	$3,230,000	(2)
J. Christopher Douglas	$483,750	$900,000	$1,732,500	(2)
John M. Bryant	$435,375	$810,000	$1,559,250	$847,730
Robert E. Hull	$483,750	$900,000	$1,732,500	$1,007,700
Julie F. Wilson	$435,375	$810,000	$1,559,250	$876,315
(1)    ESG incentives can only be earned up to an amount equal to 10% of the target cash incentive opportunity for the CEO and 7.5% for the other NEOs. Amounts include the total opportunity at threshold, target, and maximum.
(2)    Mr. Douglas’ employment ended on September 30, 2024 and Mr. Meredith's employment ended on November 10, 2024.
Both Mr. Douglas and Mr. Meredith received cash incentive payments earned to the date of termination and a pro-rated portion of cash incentives at target level performance for the fourth quarter.

Policies and Practices Related to the Grant of Certain Equity Awards
Our Compensation and Human Capital Committee does not grant stock options or similar awards in anticipation of the release of material non-public information nor does the Company time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. In 2024, the Company did not grant any stock options.
Equity Incentive Awards
For 2024, equity incentive awards were the largest component of compensation and were comprised of at-risk and performance-based awards, including OP Units subject to multiple, objective performance metrics and restricted stock subject to long vesting periods.
Performance Awards
The Committee granted performance-based equity incentive awards with respect to relative TSR (with a modifier based on absolute TSR), FAD per share, three-year multi-tenant occupancy gains, and the dividend payout ratio. These awards are in the form of OP Units granted in early 2024. Performance is measured over a forward-looking three-year period beginning January 1, 2024 and ending December 31, 2026. At the end of the performance period, the Committee will review the actual performance and determine the OP Units earned based on performance. The OP Units will then be subject to an additional two-year ratable vesting period.
Any unearned award will be forfeited at the end of the performance period. Holders of OP Units are entitled to distributions equal to one-tenth of the dividend paid on common stock during the performance period. OP Unit awards comprised 70% of the NEO's 2024 long-term equity incentive compensation. Earned awards are entitled to distributions equal to the dividends paid on common stock. The Committee believes that the OP Units awarded under this program provide an effective incentive to the NEOs with respect to key drivers of Company growth and performance.
For performance awards granted in 2024, the Committee selected the health care REITs in the FTSE NAREIT All Equity REITs Index, of which the Company is a constituent, as the peer group for purposes of measuring relative TSR performance. The peer group currently includes:

CareTrust REIT, Inc.	Community Healthcare Trust Inc.	Diversified Healthcare Trust
Healthpeak Properties, Inc.	Global Medical REIT Inc.	LTC Properties, Inc.
Medical Properties Trust, Inc.	National Health Investors, Inc.	Omega Healthcare Investors, Inc.
Sabra Health Care REIT, Inc.	Universal Health Realty Income Trust	Ventas, Inc.
Welltower Inc.
For 2024 OP Unit awards, the Committee established the following performance ranges for relative TSR,
FAD per share, multi-tenant occupancy absorption, and the dividend payout ratio over a three-year period, with relative performance measured against the 2024 TSR peer group discussed above:

Performance Metric	Weighting(1)	Threshold	Target	Maximum
Relative TSR Percentile Rank	25%	25th	50th	75th
FAD per share	20%	$1.253	$1.292	$1.348
Three-year multi-tenant occupancy	15%	87%	88.5%	90%
Dividend payout ratio	10%	99%	96%	92%

(1)    The weighting of each target is the percentage of the overall equity opportunity, including the retention restricted stock awards discussed below.
The following reflects the opportunity at threshold,
target and maximum performance for the 2024 OP Units awards:

NEO	Threshold(1)	Target(1)	Maximum(1)
Todd J. Meredith	$1,785,000	$3,570,000	$7,140,000
J. Christopher Douglas	$437,500	$875,000	$1,750,000
John M. Bryant	$393,750	$787,500	$1,575,000
Robert E. Hull	$437,500	$875,000	$1,750,000
Julie F. Wilson	$393,750	$787,500	$1,575,000

(1)    Mr. Douglas’ employment ended on September 30, 2024 and Mr. Meredith's employment ended on November 10, 2024.
Their 2024 OP Unit awards vested upon termination at target level performance.
Awards earned at the end of the performance period will be calculated using linear interpolation for results between maximum, target, and threshold.
Retention Restricted Stock Awards
The Committee awarded restricted stock to the NEOs in 2024, which included annual retention-based restricted stock for the purposes of aligning the NEO's interests with those of the stockholders of the Com-
pany. These awards granted in January 2024 were equal to 1.8 times base salary for the CEO and 0.75 times base salary for the other NEOs. Retention restricted stock awards comprised 30% of the NEO's 2024 long-
term equity incentive compensation.

The above awards are subject to vesting periods
of five years, with 60% of the award vesting after three years and 20% of the awards vesting after each of four and five years. The total market values at grant date of these awards were as follows:

Name	Restricted Stock Awards
Weighting	30%
Todd J. Meredith	$1,530,000
J. Christopher Douglas	$375,000
John M. Bryant, Jr.	$337,500
Robert E. Hull	$375,000
Julie F. Wilson	$337,500
2024 Cash and Equity Incentives for Mr. Helfrich
Mr. Helfrich was appointed as Interim Chief Financial Officer on October 1, 2024 and was named the permanent Chief Financial Officer on December 8, 2024. Prior to that, Mr. Helfrich served as the Company's First Vice President, Portfolio Strategy. During 2024, Mr. Helfrich did not participate in the Company's Executive Incentive Plan. Mr. Helfrich received a base salary of $327,000 in 2024 and participated in cash and equity programs applicable to the Company's non-executive officers. Mr. Helfrich's cash incentive awards in 2024 of $217,054 were for performance related to the Company's joint venture and asset disposition initiatives. Mr. Helfrich also received equity awards including retention restricted stock and performance equity awards in the form of RSUs, totaling $301,801. The performance equity award is subject to three-year performance metrics including relative TSR, FAD per share, multi-tenant occupancy absorption, and the dividend payout ratio. For 2025, Mr. Helfrich participates in the Executive Incentive Plan on the same basis as the Company's other EVPs.
Severance Payments to Former CEO and CFO
As set forth above, Mr. Meredith departed the Company on November 11, 2024 and Mr. Douglas departed the Company on September 30, 2024. Each departure was a "Termination Other Than For Cause" under their respective employment agreements.
Upon separation, each of Mr. Meredith and Mr. Douglas were entitled to cash payments of: 24 months of base salary payable in semi-monthly installments; two times their average annual bonus compensation; and a pro-rated portion of the bonus compensation that they would have earned for calendar year 2024 performance.
Mr. Meredith and Mr. Douglas were also entitled to accelerated vesting of unvested equity awards, with awards subject to performance conditions vesting at target level performance. Mr. Meredith's severance compensation included approximately $5.6 million in cash and the acceleration of equity awards totaling 1,064,350 shares, comprised of unvested restricted stock, restricted stock units, and OP Units. Mr. Douglas' severance com-pensation included approximately $3.1 million in cash and the acceleration of equity awards totaling 342,026 shares, comprised of unvested restricted stock, restricted stock units, and OP Units. The Company changed its form of equity performance award agreements for OP Units and RSUs in 2025 so that, in connection with a termination without cause, the award would remain outstanding until the end of the performance period and vesting would occur based on actual performance, prorated for the time that the officer was employed with the Company during the performance period.
Elective Deferral Awards
NEOs may elect to defer up to 25% of their base salaries in the form of shares of restricted stock subject to long-term vesting. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	1.3x
5 years	1.5x
8 years	2.0x

This program is designed to encourage share ownership and to provide officers with an incentive to remain with the Company long-term. Restricted stock awarded through the salary deferral plan is subject to market risk and risk of forfeiture during the cliff vesting period. In the event that an officer voluntarily terminates employment or is terminated for cause from employment with the Company during the vesting period, both the shares pur-chased with deferred amounts and the shares received through the Company match are subject to forfeiture. Elective deferral awards are shown and expressed in dollar amounts in the Stock Awards column in the Summary Compensation Table found on page 43 below and in footnote (4) on page 44 below.
2025 Incentive Structure
The Company's executive officers in 2025 are:

Name	Title	2025 Base Salary
Ryan E. Crowley	Executive Vice President and Chief Investment Officer	$450,000
Austen B. Helfrich	Executive Vice President and Chief Financial Officer	$450,000
Robert E. Hull	Executive Vice President and Chief Operating Officer	$500,000
Andrew E. Loope	Executive Vice President, General Counsel, and Secretary	$450,000
Constance B. Moore	Interim President and Chief Executive Officer	*
Julie F. Wilson	Executive Vice President and Chief Administrative Officer	$450,000

*    Ms. Moore is entitled to a base salary of $150,000
per month on an interim basis pending the appoint-ment of a new Chief Executive Officer.
While serving as the Company's Interim President and Chief Executive Officer, Ms. Moore is paid cash compensation of $150,000 per month. In December 2024, she received a one-time cash bonus of $312,500 and a grant of restricted stock having a market value of $1,250,000. Upon the request of a new permanent Chief Executive Officer, Ms. Moore would be paid $90,000 per month for a transition period of up to 60 days following the appointment of the permanent Chief Executive Officer. While serving as Interim President and Chief Executive Officer, Ms. Moore will not receive any additional fees or other compensation for service on the Company’s Board of Directors.
The structure of cash and equity incentive awards for 2025 is generally consistent with 2024, with some changes to the allocation and target metrics established by the Committee. Ms. Moore's compensation for service as the Company's Interim President and Chief Executive Officer differs from the remainder of the Company's executive officers.
The metrics and relative weightings for the other executive officers are set forth in the table below:

Cash Incentive Metrics		EVP
	Weighting	Total Multiple of Base Salary at Target
Normalized FFO per share	35%	1.8x
Same Store NOI growth	30%
ESG performance	5%
Individual Performance	30%

Equity Incentive Metrics		EVP
	Weighting	Total Multiple of Base Salary at Target
Time-Based Retention	40%	2.5x
Relative Three-Year TSR Compared to HC REIT Peer Group	30%
Relative Three-Year TSR Compared to MSCI REIT Index	30%
TSR is measured on a three-year cumulative basis against two peer groups. The first peer group is comprised of select healthcare REIT peers and includes: American Healthcare REIT, Inc.; Alexandria Real Estate Equities, Inc.; Community Healthcare Trust Incorporated; Healthpeak Properties, Inc.; Global Medical REIT, Inc.; Sila Realty Trust, Inc.; Ventas, Inc.; and Welltower Inc. Healthpeak Properties is weighted 2x in comparison, as the Company's closest peer.

In the second comparison, the Company's three-year TSR performance will be measured against the companies in the MSCI US REIT Index.
All relative TSR awards are subject to a modifier based on the Company's absolute TSR performance over the measurement period. If the Company's absolute TSR is less than or equal to (10%), any award will be reduced by 25%. If the Company's absolute TSR equals or exceeds 30%, any award will be increased by 25%.
As noted above, the Company changed its form of equity performance award agreements for OP Units and RSUs in 2025 so that, in connection with a termination without cause, the award would remain outstanding until the end of the performance period and vesting would occur based on actual performance, prorated for the time that the officer was employed with the Company during the performance period. In the event of a termination in connection with a change-in-control, the award would be deemed earned at the greater of target level performance and actual performance, measured at the time of the change-in-control.
Additional Retention Restricted Stock Grants
On February 28, 2025, the Board of Directors, upon the recommendation of the Committee, approved one-time retention grants of restricted stock to Mr. Crowley, Mr. Helfrich, and Mr. Hull. These grants were designed to assist in retaining key management team members and to appropriately incentivize continued momentum and execution of the Company's strategic objectives. The restricted stock awards had a market value on the grant date of $750,000 for each of Mr. Crowley and Mr. Helfrich and $1,500,000 for Mr. Hull. The awards are subject to three-year cliff vesting periods. Consistent with the Company's form of restricted stock award, vesting of the awards could be accelerated upon limited exceptions, such as termination without cause, a termination upon a change in control of the Company, or the death or disability of the officer.
Termination and Change-in-Control Arrangements
Under the terms of the Company’s compensation plans and its employment agreements with the NEOs, the NEOs are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a termination in connection with a change-in-control of the Company.
The Company's employment agreements with its NEOs do not include single trigger change in control payments or excise tax gross up payments. The specific terms of these arrangements are discussed under the heading “Post-Employment Compensation - Termination and Change in Control Arrangements” under the section entitled “Executive Compensation” in this Proxy Statement beginning on page 43. In the case of the employ-ment agreements, the terms of these arrangements were agreed to after arm's-length negotiations with each NEO. The Committee believes that these arrangements reflect market terms and conditions and are appropriate under the Company’s current circumstances.
Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. These perquisites include reimbursement of supplemental term life insurance and supplemental disability insurance premiums capped at $15,000 annually.
Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). In 2017 and prior tax years, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. Effective for tax years beginning on January 1, 2018, the tax reform legislation informally known as the
Tax Cuts and Jobs Act of 2017 repealed the performance-based compensation exception to the Section 162(m)

$1 million deduction limit. Compensation expense in the amount of $21.1 million in 2024, comprised of dividends on restricted shares and vesting of restricted shares awarded under the prior plan, was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to the amounts in 2024 did not, and the tax reform legislation is not expected to, result in any increase in the Company’s federal income tax obligations.
Retirement Benefits
All NEOs are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($23,000 for 2024 and $23,500 for 2025). All eligible participants over the age of 50 may also contribute an additional $7,500 per year to the plan in 2024 and 2025. The Company provides a dollar-for-dollar matching contribution up to an annual maximum of $2,800 per employee. There are no other pension or retirement benefits.

Compensation Committee Report
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation and Human Capital Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Human Capital Committee:
Peter F. Lyle, Sr. (Chair)
Thomas N. Bohjalian
David B. Henry
Christann M. Vasquez

Executive Compensation
Summary Compensation Table
The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for 2024:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards (2)(3)(4)	Non-equity Incentive Plan Compensation	All Other Compensation(5)	Total
Constance B. Moore* Interim President and Chief Executive Officer, effective November 11, 2024	2024	$363,841	$312,500	$1,384,992	$—	$—	$2,061,333
Todd J. Meredith Former President and Chief Executive Officer, through November 10, 2024	2024	$730,871	$—	$5,436,778	$872,140	$411,926	$7,451,715
	2023	$850,000	$—	$4,380,592	$1,049,034	$—	$6,279,626
	2022	$850,000	$—	$6,324,463	$1,423,035	$—	$8,597,498
Austen B. Helfrich Executive Vice President and Chief Financial Officer, effective October 1, 2024	2024	$327,000	$—	$301,801	$217,054	$—	$845,855
J. Christopher Douglas Former Executive Vice President and Chief Financial Officer, through September 30, 2024	2024	$376,894	$—	$1,332,542	$241,261	$574,302	$2,524,999
	2023	$450,000	$—	$1,531,530	$583,200	$—	$2,564,730
	2022	$450,000	$—	$2,663,117	$753,371	$—	$3,866,488
John M. Bryant, Jr. Former Executive Vice President and General Counsel, through December 31, 2024	2024	$450,000	$—	$1,199,287	$847,145	$—	$2,496,432
	2023	$450,000	$—	$1,288,412	$472,314	$—	$2,210,726
	2022	$450,000	$—	$2,343,173	$678,034	$—	$3,471,207
Robert E. Hull Executive Vice President, Investments	2024	$500,000	$—	$1,332,542	$1,007,050	$—	$2,839,592
	2023	$500,000	$—	$1,431,541	$583,200	$—	$2,514,741
	2022	$500,000	$—	$2,522,768	$753,371	$12,616	$3,788,755
Julie F. Wilson Executive Vice President, Operations	2024	$450,000	$—	$1,199,287	$875,730	$—	$2,525,017
	2023	$450,000	$—	$1,288,412	$524,880	$—	$2,263,292
	2022	$450,000	$—	$2,151,939	$678,034	$—	$3,279,973
*    Ms. Moore's base salary includes $104,750 in cash and her Stock Awards include $135,000 in an equity award she received as a director prior to her appointment as Interim President and Chief Executive Officer on November 11, 2024.
(1)     Salary is net of employee elective deferrals shown in Note 3 below.
(2)    Amounts in this column represent the grant date fair value in accordance with ASC 718. The awards are described in more detail in the Grants of Plan-Based Awards section below. See Note 13 to the Consolidated Financial Statements contained in the Company’s 2024 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The amount shown for Ms. Moore include a grant for service on the Board prior to her appointment as Interim President and Chief Executive Officer.
(3)    The 2023 and 2024 awards are subject to three-year performance periods followed by two-year vesting periods in the case of OP Units and RSUs and five-year vesting periods in the case of retention restricted stock. The 2022 RSU Awards were under threshold performance at December 31, 2024 and did not vest. See page 29 in Compensation Discussion and Analysis.

(4)    The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2021 Plan:

Name	Year	Elective Deferral(a)	Executive Incentive Plan(b)	Total Stock Awards
Constance B. Moore	2024	$—	$1,384,992	$1,384,992
Todd J. Meredith	2024	$—	$5,436,778	$5,436,778
	2023	$—	$4,380,592	$4,380,592
	2022	$—	$6,324,463	$6,324,463
Austen B. Helfrich	2024	$—	$301,801	$301,801
J. Christopher Douglas	2024	$—	$1,332,542	$1,332,542
	2023	$99,989	$1,431,541	$1,531,530
	2022	$99,948	$2,563,169	$2,663,117
John M. Bryant, Jr.	2024	$—	$1,199,287	$1,199,287
	2023	$—	$1,288,412	$1,288,412
	2022	$—	$2,343,173	$2,343,173
Robert E. Hull	2024	$—	$1,332,542	$1,332,542
	2023	$—	$1,431,541	$1,431,541
	2022	$—	$2,522,768	$2,522,768
Julie F. Wilson	2024	$—	$1,199,287	$1,199,287
	2023	$—	$1,288,412	$1,288,412
	2022	$—	$2,151,939	$2,151,939
(a)    Determined based on the restriction multiples described on page 46 of this Proxy Statement and includes the Company's match.
(b) The 2024 Executive Incentive Plan awards are further detailed on page 45 below. The amount shown for Ms. Moore includes an equity grant for service on the Board that was made prior to Ms. Moore's appointment as Interim President and Chief Executive Officer.
(5)     Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000.
The chart below details amounts included in “All Other Compensation” for 2024.

Name	Year	Severance	Additional Life/ Disability Insurance(a)	De Minimis Items(b)	Total All Other Compensation
Constance B. Moore	2024	$—	$—	$—	$—
Todd J. Meredith	2024	$406,667	$4,104	$1,155	$411,926
Austen B. Helfrich	2024	$—	$—	$—	$—
J. Christopher Douglas	2024	$565,000	$8,252	$1,050	$574,302
John M. Bryant, Jr.	2024	$—	$—	$—	$—
Robert E. Hull	2024	$—	$—	$—	$—
Julie F. Wilson	2024	$—	$—	$—	$—
(a)     Represents the Company's incremental cost for supplemental life and disability insurance policies paid on behalf of the Named Executive Officer.
(b)    Represents amounts paid for group life and disability insurance.

Grants of Plan-Based Awards
The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2024:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards 2)			All Other Stock Awards
Name	Grant Date (2024)	Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units	Grant Date Fair Value Of Stock Awards
Constance B. Moore		Annual Incentive	—	—	—	—	—	—
	5/21	Restricted Stock							8,443	$135,004
	12/9	Restricted Stock							69,022	$1,249,988
Todd J. Meredith		Annual Incentive	$935,000	$1,700,000	$3,230,000
	2/13	Restricted Stock							100,526	$1,530,006
	2/13	OP Units				79,583	159,166	318,332		$3,906,772
Austen B. Helfrich		Annual Incentive	$98,100	$196,200	$217,054
	2/13	Restricted Stock							4,698	$71,504
	2/13	Restricted Stock Units				5,481	10,962	21,924		$182,032
	4/30	Restricted Stock							1,005	$14,301
	4/30	Restricted Stock Units				1,173	2,345	4,690		$33,964
J. Christopher Douglas		Annual Incentive	$483,750	$900,000	$1,732,500
	2/13	Restricted Stock							24,639	$375,006
	2/13	OP Units				19,506	39,011	78,022		$957,536
John M. Bryant, Jr.		Annual Incentive	$435,375	$810,000	$1,559,250
	2/13	Restricted Stock							22,175	$337,503
	2/13	OP Units				17,555	35,110	70,220		$861,784
Robert E. Hull		Annual Incentive	$483,750	$900,000	$1,732,500
	2/13	Restricted Stock							24,639	$375,006
	2/13	OP Units				19,506	39,011	78,022		$957,536
Julie F. Wilson		Annual Incentive	$435,375	$810,000	$1,559,250
	2/13	Restricted Stock							22,175	$337,503
	2/13	OP Units				17,556	35,110	70,220		$861,784
(1)    The amounts shown represent each Named Executive Officer's threshold, target, and maximum annual cash incentive opportunities for performance in 2024. The actual amounts paid were based on the achievement of certain performance measures, as discussed beginning on page 36. The awards earned for 2024 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.
(2)    The amounts shown represent each Named Executive Officer's threshold, target, and maximum opportunities for RSUs or OP Units granted in 2024. The actual number of RSUs or OP Units that could be earned will be based on the achievement of certain performance measures over a three-year performance period, as discussed beginning on page 36.

Pursuant to the elective salary deferral plan, Named Executive Officers may elect to defer up to 25% of their base salaries in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	1.3x
5 years	1.5x
8 years	2.0x

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2024. Mr. Meredith, Mr. Douglas, and Mr. Bryant had no unvested equity awards at December 31, 2024.

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Constance B. Moore(4)	78,438	$1,329,524	—	—
Austen B. Helfrich	21,578	$365,747	22,028	$373,375
Robert E. Hull	141,128	$2,392,120	206,459	$3,499,480
Julie F. Wilson	89,386	$1,515,093	185,813	$3,149,530
(1)    Vesting dates generally range from 2025 to 2031.
(2)    Based on the closing price per share of the Common Stock on the NYSE on December 31, 2024 of $16.95.
(3) Represents restricted stock units and OP Units granted in 2023 and 2024, respectively.
(4)    Ms. Moore's number of shares that have not vested includes 9,416 shares that she received as a director prior to her appointment as Interim President and Chief Executive Officer on November 11, 2024.

Stock Vested in 2024
The following table reflects the shares of restricted stock held by the Named Executive Officers that vested in 2024 and the market value of such shares on the vesting date.

Name	Number of Shares That Vested in 2024	Market Value of Shares That Vested in 2024
Constance B. Moore	—	—
Todd J. Meredith	689,825	$12,789,356
Austen B. Helfrich	—	—
J. Christopher Douglas	238,796	$4,097,739
John M. Bryant, Jr.	160,791	$2,739,314
Robert E. Hull	33,535	$582,709
Julie F. Wilson	18,983	$330,304
CEO Pay Ratio
Pursuant to rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. The Company identified the median employee by examining its payroll records for 2024 for all individuals other than the CEO that were employed by the Company at December 31, 2024. Compensation for employees that began employment during the year was annualized based on rate of pay (whether salary or hourly) applied to a full year.
As of December 31, 2024, the Company had 549 employees. These employees are all located within the United States and are comprised of Company officers, accountants, information technology staff, leasing personnel, asset management, maintenance engineers, administrative assistants, and employees with various other roles and responsibilities. At December 31, 2024, the Company identified its median employee as one making $84,989 per year. For 2024, the Company's CEO, Ms. Moore, had total compensation of $2,044,083, including director compensation she received prior to her appointment as the Company's Interim President and CEO on November 11, 2024. Ms. Moore's total compensation as Interim President and CEO, on an annualized basis, would have been $3,362,500. This amount is comprised of a base salary of $150,000 per month, a one-time cash bonus of $312,500, and a restricted stock award having a grant date value of $1,250,000. Additional information concerning Ms. Moore's total compensation is provided in the Compensation Discussion and Analysis section beginning on page 26 and in the Executive Compensation section beginning on page 43.
The ratio of CEO pay to median employee pay at December 31, 2024 was 39.6:1. The table below illustrates the details of the calculation.

	CEO to Median Employee Ratio
	Interim President and CEO	Median Employee
Salary and wages	$1,800,000	$84,989
Bonus	312,500
Performance based compensation
Stock awards	1,250,000
Non-equity incentive plan compensation
Elective salary deferral award
All other compensation
Total	$3,362,500	$84,989

Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules in Item 402(v) of Regulation S-K. For a detailed discussion of the Company's executive compensation program, including how compensation is aligned with Company performance, see “Compensation Discussion and Analysis” beginning on page 26. The Compensation and Human Capital Committee did not consider the pay versus performance data presented below in making compensation decisions for any of the years shown.
The following table sets forth information concerning the compensation of our CEO and our other Named Executive Officers compared to Company performance for the years ended December 31, 2024, 2023, 2022,
2021 and 2020.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compen- sation Table Total for PEO Meredith (1)(2)	Summary Compen- sation Table Total for PEO Moore	Compen-sation Actually Paid to PEO Meredith(3)	Compen-sation Actually Paid to PEO Moore(3)	Average Summary Compen-sation Table Total for Non- PEO NEOs(1)(2)	Average Compen- sation Actually Paid to Non-PEO NEOs(3)	Total Shareholder Return(4)	Peer Group Total Share- holder Return(4)	Net Income (GAAP)(5)	Normalized FFO per Share
2024	$7,451,715	$2,061,333	$17,419,580	$1,877,506	$2,131,519	$3,109,360	$66.95	$121.23	($663,904)	$1.56
2023	$6,279,626	$—	$4,729,346	$—	$2,388,372	$1,830,641	$62.95	$95.15	($282,083)	$1.57
2022	$8,597,498	$—	$162,377	$—	$3,601,606	$952,277	$65.57	$82.75	$40,693	$1.69
2021	$3,243,826	$—	$6,458,026	$—	$1,594,637	$2,452,347	$102.50	$103.97	$66,659	$1.71
2020	$2,823,858	$—	$1,330,171	$—	$1,530,919	$1,126,944	$92.18	$90.14	$72,195	$1.65
(1)    For each year shown, except as noted below, the principal executive officers were Todd J. Meredith through November 10, 2024 ("PEO Meredith") and Constance B. Moore beginning November 11, 2024 ("PEO Moore"), and the other NEOs were J. Christopher Douglas, Austen B. Helfrich, John M. Bryant, Jr., Robert E. Hull, and Julie F. Wilson. Ms. Wilson became a Named Executive Officer in 2021 and Mr. Helfrich became an NEO in 2024.
(2)     The values reflected in this column represent the "Total" compensation set forth in the Summary Compensation Table ("SCT") on page 43. See footnotes to the SCT for further detail regarding the amounts in this column.
(3)     Compensation actually paid ("CAP") is defined by the SEC and is computed in accordance with SEC rules by subtracting the amounts in the "Stock Awards" column of the SCT for each year from the "Total" column in the SCT and then: (i) adding the fair value as of the end of the reported year of all awards granted during the reported year that are outstanding and unvested as of the end of the reported year; (ii) adding the amount equal to the change as of the end of the reported year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reported year; (iii) adding, for awards that are granted and vest in the reported year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reported year; (v) subtracting, for any awards granted in any prior year that are forfeited during the reported year, the amount equal to the fair value at the end of the prior year; and (vi) adding the value of dividends (or dividend equivalents) paid in the reported year on unvested equity awards and the value of accrued dividends (or dividend equivalents) paid on performance awards that vested in the reported year. The tables following these footnotes reflect the adjustments made to SCT total compensation to compute CAP for our PEOs and average CAP for our other NEOs.
(4)     The peer group is comprised of the following companies: Community Healthcare Trust; CareTrust REIT; Global Medical REIT; Healthpeak Properties; LTC Properties Inc.; Medical Properties Trust Inc.; National Health Investors, Inc.; Omega Healthcare Investors; Sabra Health Care REIT; Diversified Healthcare Trust; Universal Health Realty Trust; Ventas, Inc.; and Welltower, Inc. Reflects the cumulative TSR of the Company and the health care REITs excluding the Company in the FTSE NAREIT All Equity REITs Index for the year ended December 31, 2020, the two years ended December 31, 2021, the three years ended December 31, 2022, the four years ending December 31, 2023, and the five years ended December 31, 2024 assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of dividends.
(5)     Amounts in thousands.

PEO Meredith Reconciliation	2024	2023	2022	2021	2020
Deduction for Change in Actuarial Present Values reported under Change in Pension Value and Non-qualified Deferred Compensation Earnings Column of SCT	$—	$—	$—	$—	$—
Increase for "Service Cost" for Pension Plans	$—	$—	$—	$—	$—
Increase for "Prior Service Cost" for Pension Plans	$—	$—	$—	$—	$—
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	($5,436,778)	($4,380,592)	($6,324,463)	($952,000)	($816,719)
Deduction for Amounts Reported under the "Options Awards" Column in SCT	$—	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$—	$3,440,897	$3,700,178	$1,042,137	$758,641
Increase for Fair Value of Awards Granted during year that Vest during year	$7,765,627	$—	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	$—	($1,114,566)	($5,435,460)	$2,268,601	($1,961,227)
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$6,062,305	($194,697)	($1,036,781)	$272,898	($29,472)
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	$—	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$1,576,711	$698,678	$661,405	$582,564	$555,090
Total Adjustments	$9,967,865	($1,550,280)	($8,435,121)	$3,214,200	($1,493,687)

PEO Moore Reconsiliation	2024	2023	2022	2021	2020
Deduction for Change in Actuarial Present Values reported under Change in Pension Value and Non-qualified Deferred Compensation Earnings Column of SCT	$—	$—	$—	$—	$—
Increase for "Service Cost" for Pension Plans	$—	$—	$—	$—	$—
Increase for "Prior Service Cost" for Pension Plans	$—	$—	$—	$—	$—
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	($1,384,992)	$—	$—	$—	$—
Deduction for Amounts Reported under the "Options Awards" Column in SCT	$—	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$1,313,032	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Vest during year	$—	$—	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	($817)	$—	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	($122,815)	$—	$—	$—	$—
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	$—	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$11,765	$—	$—	$—	$—
Total Adjustments	($183,827)	$—	$—	$—	$—

Average Non-PEO NEO Reconciliation	2024	2023	2022	2021	2020
Deduction for Change in Actuarial Present Values reported under Change in Pension Value and Non-qualified Deferred Compensation Earnings Column of SCT	$—	$—	$—	$—	$—
Increase for "Service Cost" for Pension Plans	$—	$—	$—	$—	$—
Increase for "Prior Service Cost" for Pension Plans	$—	$—	$—	$—	$—
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	($1,073,092)	($1,384,974)	($2,420,249)	($500,972)	($510,743)
Deduction for Amounts Reported under the "Options Awards" Column in SCT	$—	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$1,058,163	$1,068,249	$1,476,823	$548,423	$347,450
Increase for Fair Value of Awards Granted during year that Vest during year	$1,102,241	$—	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	($49,190)	($301,323)	($1,322,857)	$493,688	($374,602)
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$454,267	($108,092)	($544,489)	$172,861	($21,561)
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	($712,544)	$—	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$197,996	$168,409	$161,443	$143,710	$155,481
Total Adjustments	$977,841	($557,731)	($2,649,329)	$857,710	($403,975)

Relationship of SEC CAP to Performance
The following graphs illustrate the relationship during 2020 through 2024 of the CAP to our PEO, of which there were two in 2024, and the average CAP to our other Named Executive Officers to (i) our cumulative
TSR and the cumulative TSR of the companies in the peer group; (ii) our GAAP net income;
and (iii) our Normalized FFO per share.

______________________________________________________________________________________________________________

______________________________________________________________________________________________________________

Financial Performance Measures
The most important financial performance measures used by the Company in setting pay-for-performance compensation for the most recently completed fiscal year are described in the table below, in unranked fashion. The manner in which these measures, together with certain non-financial performance metrics, determine the amounts of incentive compensation paid to the Named Executive Officers is described above in Compensation Discussion and Analysis.
Significant Performance Measures:
•Same Store Revenue Growth
•Same Store NOI Growth
•Multi-tenant occupancy
•Normalized FFO per share
•FAD per share
•Relative three-year TSR
•Dividend Payout Ratio

Post-Employment Compensation

401(k) Plan
All eligible employees may participate in the Company's 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($23,500 for 2025). Additionally, participants in the 401(k) plan receive dollar-for-dollar matching contributions from the Company of up to an annual maximum of $2,800.
Termination and Change in Control Arrangements
The Named Executive Officers as of December 31, 2024 have employment agreements with the Company that address, among other things, certain compensation in the event of a change in control. Payments in connection with a change in control are subject to a "double trigger" mechanism in which a Named Executive Officer is only entitled to change in control payments if he or she is terminated in connection with the change in control.
Mr. Meredith's and Mr. Douglas' severance for 2024 is discussed on page 38 above.
Chief Executive Officer
The Company has entered into a letter agreement with Ms. Moore which provides that she will serve as Interim President and Chief Executive Officer. The term of Ms. Moore's agreement continues until the earliest of: (i) the commencement of employment of a permanent CEO, subject to extension for up to 60 days for a transition period at the request of the new CEO; (ii) her death or disability; or (iii) termination of the agreement for any reason. During the term of the agreement, Ms. Moore will be paid a base salary of $150,000 per month. If the agreement is extended upon the commencement of employment of a permanent CEO, Ms. Moore's base salary would be $90,000 per month for up to 60 days. Ms. Moore received a one-time cash bonus following execution of the agreement of $312,500. Her agreement also provided for an award of restricted stock having a market value on the grant date of $1,250,000.
Other Named Executive Officers as of December 31, 2024
The Company has entered into employment agreements with Austen B. Helfrich, Executive Vice President and Chief Financial Officer; Robert E. Hull, Executive Vice President and Chief Operating Officer, and Julie F. Wilson, Executive Vice President and Chief Administrative Officer; and John M. Bryant, Jr., former Executive Vice Pres-ident and General Counsel. Each agreement provides for benefits generally available to officers of the Company.
Terms of Employment Agreements for Mr. Helfrich, Mr. Hull, and Ms. Wilson
The officers are eligible to participate in the Company’s incentive programs that provide for cash and equity incentives.
Each employment agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by the officer, death, disability, constructively, or following a change in control. In all cases, the officer would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of a termination other than for cause, including a constructive termination, the officer would also receive full vesting of any equity awards, with outstanding 2023 and 2024 RSUs and OP Units vesting at target-level performance, and severance compensation equal to his or her base salary for a period of 18 months and the greater of two times (i) his or her average annual bonus compensation, if any, that he or she earned in the two years immediately preceding the date of termination or (ii) $435,375 ($483,570 in the case of Mr. Hull). He or she would also be paid a pro-rated portion of the bonus and/or equity compensation that he or she would have earned for a given period in which the termination occurs.

In the event that the Employment Agreement is terminated in connection with a “change-in-control”, the officer would receive full vesting of any equity awards, with outstanding 2023 and 2024 RSU and OP Unit awards vesting at target-level performance and severance compensation equal to: (a) three times his or her annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that he or she earned in the two years immediately preceding the date of termination; and (ii) $810,000 ($900,000 in the case of
Mr. Hull), plus (c) a pro-rated portion of the bonus and/or equity compensation that he or she would have earned for a given period in which the termination occurs.
The Company has agreed to indemnify each of these officers for certain liabilities arising from actions taken within the scope of his or her employment. The Employment Agreement contains restrictive covenants pursuant to which the officer has agreed not to compete with the Company during the period of employment and any period following termination of his or her employment during which he or she is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
Terms of Employment Agreement for Mr. Bryant
Mr. Bryant's term as Executive Vice President and General Counsel ended on December 31, 2024. The Company and Mr. Bryant entered into a Fourth Amended and Restated Employment Agreement on December 31, 2024, pursuant to which Mr. Bryant will continue to be employed by the Company for a two-year period in a non-executive officer role.
Mr. Bryant's employment agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by the officer, death, disability, constructively, or following a change in control. In all cases, the officer would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the event that Mr. Bryant's employment agreement is terminated other than for cause, he would receive severance compensation equal to: (a) the remaining base salary to be paid through the term of the agreement plus (b) the unpaid bonus compensation with respect to the remaining term of the agreement, which in no event shall be less than $500,000 per year.
In the case of a termination in connection with a "change in control," Mr. Bryant would also receive severance compensation equal to 1.5 times (a) the remaining base salary to be paid through the term of his agreement plus (b) the unpaid bonus compensation, which in no event shall be less than $500,000 per year.
The Company has agreed to indemnify Mr. Bryant for certain liabilities arising from actions taken within the scope of his employment. The employment agreement contains restrictive covenants pursuant to which the officer has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

Constance B. Moore Interim President and Chief Executive Officer	Voluntary Termination	Not for Cause Termination(1)	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit (2)	$—	$—	$—	$—	$—
Short-Term Incentive Awards	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$1,169,923	$1,169,923	$1,169,923	$—
Total Value of Payments	$—	$1,169,923	$1,169,923	$1,169,923	$—

Austen B. Helfrich Executive Vice President and Chief Financial Officer	Voluntary Termination	Not for Cause Termination	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$675,000	$1,350,000	$—	$—
Short-Term Incentive Awards	$—	$870,750	$1,620,000	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$809,617	$809,617	$809,617	$—
Total Value of Payments	$—	$2,355,367	$3,779,617	$809,617	$—

John M. Bryant, Jr. Executive Vice President and General Counsel	Voluntary Termination	Not for Cause Termination	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit (2)	$—	$900,000	$607,500	$—	$—
Short-Term Incentive Awards	$—	$1,000,000	$750,000	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$—	$—	$—	$—
Total Value of Payments	$—	$1,900,000	$1,357,500	$—	$—

Robert E. Hull Executive Vice President, Investments	Voluntary Termination	Not for Cause Termination	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$750,000	$1,500,000	$—	$—
Short-Term Incentive Awards	$—	$1,590,250	$1,800,000	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$4,613,027	$4,613,027	$4,613,027	$—
Total Value of Payments	$—	$6,953,277	$7,913,027	$4,613,027	$—

Julie F. Wilson Executive Vice President, Operations	Voluntary Termination	Not for Cause Termination	Change-in-Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$675,000	$1,350,000	$—	$—
Short-Term Incentive Awards	$—	$870,750	$1,620,000	$—	$—
Accelerated Vesting of Equity Awards(3)	$—	$3,513,921	$3,513,921	$3,513,921	$—
Total Value of Payments	$—	$5,059,671	$6,483,921	$3,513,921	$—
(1)    See page 38 for payments made upon termination for Mr. Meredith and Mr. Douglas.
(2) Represents the annual base salary at December 31, 2024, before elective deferral payable in equal semi-monthly installments over a period of not less than 18 months and not longer than 36 months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.
(3)    Based upon the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2024 of $16.95.

Proposal 3
Non-Binding Advisory Vote on Executive Compensation

The Dodd-Frank Act enables the Company’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 26, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our stockholders, link executive compensation to the Company’s overall perfor-mance, and attract, retain and motivate our Named Executive Officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promot-ing the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
At our Annual Meeting of Stockholders in 2023, our stockholders voted to recommend that the Company hold a "say-on-pay" vote annually until 2029 when the Company is next required to hold an advisory vote on the frequency with which the Company will hold future "say-on-pay" votes. The Board is asking stockholders to indicate their support for the compensation of the Named Executive Officers described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Board asks stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders.
Although this is an advisory vote that will not be binding on the Compensation and Human Capital Committee or the Board, the Board will carefully review the results of the vote. The Compensation and Human Capital Committee will also carefully consider stockholders’ concerns when designing future executive compensation programs.

The Board of Directors recommends that the stockholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

Certain Relationships and
Related Party Transactions

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.
Under this policy, no transaction between the Company and an officer, director or five percent or greater stockholder (including any immediate family member or controlled entity) is allowed unless:
•the Nominating and Corporate Governance Committee has approved the transaction in accor-dance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
•the transaction is approved by the disinterested members of the Board of Directors; or
•the transaction involves compensation approved by the Compensation and Human Capital Committee.
No such approval is necessary for:
•transactions available to all employees generally; or
•transactions involving less than $5,000 when
aggregated with all similar transactions.
The Board of Directors has determined that the Nominating and Corporate Governance Committee is best suited to review and approve related party transactions. Accordingly, management reports any related party transaction to be entered into by the Company to the Nominating and Corporate Governance Committee, including the proposed aggregate value of such transactions if applicable. After review, the Nominating and Corporate Governance Committee will approve or disapprove such transactions and, at each subsequently scheduled meeting, management will update the Nominating and Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.
The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such an opportunity may be consummated by a related party, it must be presented to the Nominating and Corporate Governance Committee for consideration.
All related party transactions must be disclosed to the full Board of Directors. Additionally, related party trans-actions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any reportable related party transactions that occurred in 2024.

Compensation Committee Interlocks and Insider Participation
During 2024, the following directors served on the Compensation and Human Capital Committee: Peter F. Lyle, Sr. (current chair), John Knox Singleton (former chair), John V. Abbott (former member), W. Bradley Blair, II (former member), Thomas N. Bohjalian (current member), David B. Henry (current member), Constance B. Moore (former member), and Christann M. Vasquez (current member). There are no interlocks among the members of the Compensation and Human Capital Committee.

Use of Non-GAAP
Financial Measures
Management considers FFO, FFO per share, normalized FFO, normalized FFO per share, FAD, NOI, cash NOI, same-store NOI, same-store cash NOI, EBITDA, Adjusted EBITDA, and Debt Covenant EBITDA to be useful non-GAAP measures of the Company's operating performance. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP. Set forth below are descriptions of the non-GAAP financial measures management considers relevant to the Company's business and useful to investors.
The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs.
FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”). Nareit defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (computed in accordance with GAAP), excluding gains
(or losses) from sales of property and impairments, plus depreciation and amortization (including amortization of leasing commissions), and after adjustments for unconsolidated partnerships and joint ventures.” The Com-pany presents Normalized FFO by adding to FFO acquisition-related costs, acceleration of debt issuance costs, debt extinguishment costs, and other Company-defined normalizing items to evaluate operating performance. FAD is presented by adding to Normalized FFO non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense and provision for bad debts, net; and subtracting main-tenance capital expenditures, including second generation tenant improvements and leasing commissions paid and straight-line rent income, net of expense. The Company's definition of these terms may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. FFO, Normalized FFO and FAD do not represent cash generated from operating activities determined in accor-dance with accounting principles generally accepted in the United States of America and is not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO, Normalized FFO and FAD should be reviewed in connection with GAAP financial measures.
NOI and same store NOI are key performance indicators. Management considers same store NOI a supplemental measure because it allows investors, analysts and Company management to measure unlevered property-level operating results. The Company defines NOI as rental income and property lease guaranty income less property operating expenses. NOI excludes non-cash items such as straight-line rent, above and below market lease intangibles, leasing commission amortization, lease inducements, lease terminations and tenant improvement amortization. Same store NOI is historical and not necessarily indicative of future results.
Management of the Company believes that EBITDA, Adjusted EBITDA, and Debt Covenant EBITDA are useful to investors, analysts and Company management because they allow the comparison of the Company’s unlevered operating performance and credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period.
Management believes FFO, FFO per share, Normalized FFO, Normalized FFO per share, and FAD provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, including depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, impairments, and other normalizing items that are unusual and infrequent, FFO, FFO per share, Normalized FFO, Normalized FFO per share and FAD can facilitate comparisons of operating performance between periods.
The Company reports these measures because they have been observed by management to be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because these measures are consistently reported, discussed, and compared by research analysts in their notes and publications about REITs.

Reconciliations

Reconciliation of FFO, Normalized FFO, and FAD Amounts in thousands, except per share data; Unaudited	Year Ended December 31,
	2024	2023
Net (loss) income	($654,485)	($278,261)
Gain on sales of real estate assets	(104,684)	(77,546)
Impairment of real estate assets	249,909	149,717
Real estate depreciation and amortization	690,988	738,526
Non-controlling income from operating partnership units	(9,149)	(3,426)
Unconsolidated JV depreciation and amortization	20,678	18,116
Funds from operations (FFO)	$193,257	$547,126
Transaction costs	3,122	2,026
Merger-related costs	—	(1,952)
Lease intangible amortization	(2,054)	860
Non-routine legal costs/forfeited earnest money received	1,077	175
Debt financing costs	237	(62)
Restructuring and severance-related charges	29,852	1,445
Credit losses and gains (losses) on other assets, net(1)	59,707	8,599
Impairment of goodwill	250,530	—
Merger-related fair value adjustment	40,667	42,885
Unconsolidated JV normalizing items	390	389
Normalized FFO	$576,785	$601,491
Non-real estate depreciation and amortization	1,478	2,566
Non-cash interest expense amortization	5,101	4,968
Provision for bad debt, net	714	3,163
Straight-line rent income, net	(27,254)	(32,592)
Stock-based compensation	14,036	13,791
Unconsolidated JV non-cash items	(923)	(1,034)
Normalized FFO adjusted for non-cash items	569,937	592,353
2nd generation tenant improvements	(69,445)	(66,081)
Leasing commissions paid	(47,450)	(36,391)
Capital additions	(33,934)	(49,343)
Maintenance capital expenditures	(150,829)	(151,815)
Funds available for distribution (FAD)	$419,108	$440,538
FFO per common share - diluted	$0.52	$1.43
Normalized FFO per common share - diluted	$1.56	$1.57
FFO weighted average common shares outstanding - diluted(2)	369,767	383,381
(1)2024 includes $59.6 million of credit loss reserves, net of recoveries, a $1.0 million gain on other assets, and $1.1 million write off of prior period Steward Health straight-line rent.
(2)The Company utilizes the treasury stock method which includes the dilutive effect of nonvested share-based awards outstanding of 556,201 and 397,168 for the years ended December 31, 2024 and 2023, respectively.

Reconciliation of NOI & EBITDA Amounts in thousands; Unaudited	Year Ended December 31,
NOI	2024	2023
Net loss	($663,904)	($282,083)
Other expense	697,381	336,227
General and administrative expense	83,121	58,405
Depreciation and amortization expense	675,152	730,709
Other expenses(1)	23,446	13,413
Straight-line rent, net	(26,115)	(32,592)
Joint venture properties	24,219	19,176
Other revenue(2)	(31,967)	(17,249)
Cash NOI	781,333	826,006
Cash NOI not included in same store	(92,871)	(156,717)
Same store cash NOI, including joint ventures	688,462	669,289
Same store joint venture properties	(17,595)	(16,869)
Wholly-owned same store cash NOI	$670,867	$652,420
(1)    Includes transaction costs, merger-related costs, rent reserves, above and below market ground lease intangible amortization, leasing commission amortization, and ground lease straight-line rent expense.
(2)    Includes management fee income, interest, above and below market lease intangible amortization, lease inducement amortization, lease terminations and tenant improvement overage amortization.

General Information

Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report to Stockholders over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Stockholders on the Internet at www.viewproxy.com/HealthcareRealty/2025 or request a printed copy at no charge by written request to Andrew E. Loope, Executive Vice President, General Counsel, and Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.
Proposals for 2026 Annual Meeting of Stockholders
Stockholder Proposals and Nominations
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2026 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary, no later than December 9, 2025, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stock-holders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2026 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than November 9, 2025 and no later than 5:00 p.m., Mountain Time, on December 9, 2025. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on December 9, 2025, will be considered untimely and will be excluded from consideration at the meeting.
In addition to satisfying the foregoing advance notice requirements under the Company's bylaws, to comply with the universal proxy rules for the 2026 Annual Meeting of Stockholders, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Proxy Access Director Nominations
For a qualifying stockholder, or group of qualifying stockholders, to nominate a director nominee for election at our 2026 Annual Meeting of Stockholders pursuant to the “proxy access” provision of the Company’s bylaws, such qualifying stockholder or group of stockholders must comply with the then current advance notice require-ments in the Company’s bylaws and deliver the proposal to our Secretary no earlier than November 9, 2025 and no later than 5:00 p.m., Mountain Time, on December 9, 2025 in order for such proposal to be considered timely. In addition, the Company’s bylaws require the qualifying stockholder or group of stockholders to update and supplement such information as of specified dates.

Counting of Votes
All matters specified in this Proxy Statement will be voted on at the Annual Meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock out-standing, the shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.
A stockholder's broker or nominee is permitted to vote on Proposal 2, which is considered to be a routine matter, without stockholder instructions. As a result, the inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of deter-mining the presence of a quorum. However, abstentions and broker non-votes, as applicable, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of "votes cast" (Proposals 1 and 3).
Miscellaneous
The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors and Okapi Partners to aid in the solicita-tion. For their services, the Company expects to pay fees of $45,300 and reimburse them for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors or Okapi Partners, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

HEALTHCARE REALTY TRUST INCORPORATED

Andrew E. Loope
Executive Vice President, General Counsel, and Secretary
April 8, 2025

HEALTHCARE REALTY TRUST INCORPORATED

Common Stock Proxy
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 20, 2025:

The Proxy Statement and the Company’s Annual Report to Stockholders for the year ended
December 31, 2024 are available at www.viewproxy.com/HealthcareRealty/2025.

The undersigned hereby appoints John M. Bryant, Jr. and Andrew E. Loope, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of stockholders of Healthcare Realty Trust Incorporated, to be held at the Company's corporate offices, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, on Tuesday, May 20, 2025, at 10:00 a.m. (local time), and at any postponement or adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (1) FOR the election of the 11 nominees listed below to serve as directors until the Company's 2026 annual meeting of stockholders or until their successors are duly elected and qualified; (2) FOR the ratification of the appointment of BDO USA, P.C. as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2025 fiscal year; (3) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; and (4) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange, if a stockholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (1) and (3) in each case resulting in a broker non-vote.

1. Election of Directors:
	FOR	AGAINST	ABSTAIN
01 - Nancy H. Agee	☐	☐	☐
02 - Thomas N. Bohjalian	☐	☐	☐
03 - Ajay Gupta	☐	☐	☐
04 - David B. Henry	☐	☐	☐
05 - James J. Kilroy	☐	☐	☐
06 - Jay P. Leupp	☐	☐	☐
07 - Peter F. Lyle	☐	☐	☐
08 - Constance B. Moore	☐	☐	☐
09 - Glenn Rufrano	☐	☐	☐
10 - Christann M. Vasquez	☐	☐	☐
11 - Donald C. Wood	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of BDO USA, P.C. as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2025 fiscal year.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve, on a non-binding advisory basis, the following resolution:
RESOLVED, that the stockholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.